UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

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[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive proxy statement
[   ] Definitive additional materials
[   ] Soliciting Material pursuant to §14a-12

Name of Registrant as Specified in its Charter:

EQUITY LIFESTYLE PROPERTIES, INC.

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N/A

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EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2014
________________

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company” or "we", "us" or "our"). The Annual Meeting will be held on Tuesday, May 13, 2014, at 9:00 a.m. Central Time at Two North Riverside Plaza, Twenty-Fourth Floor, Chicago, Illinois, 60606. At the Annual Meeting, common stockholders of record at the close of business on March 7, 2014 (the “Record Date”) will be asked to:

(1)	Elect each member of the Company’s Board of Directors to a one-year term;

(2)	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014;

(3)	Vote on executive compensation on a non-binding, advisory basis;

(4)	Ratify certain restricted stock grants previously made to certain directors, executive officers and a consultant;

(5) Approve our 2014 Equity Incentive Plan;

(6)	Vote on a stockholder proposal regarding a report on political contributions; and

(7)	Consider any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Instructions on how to vote are contained in this Proxy Statement. Only common stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 13, 2014.

The Company’s Proxy Statement for the 2014 Annual Meeting and its 2013 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2013 are available at http://www.astproxyportal.com/ast/26115.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

Kenneth A. Kroot
Senior Vice President, General Counsel
and Secretary
March xx, 2014

Equity LifeStyle Properties, Inc.

EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

________________

PROXY STATEMENT

________________

INTRODUCTION
This Proxy Statement contains information related to the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company” or "we", "us", or "our"), which will be held on Tuesday, May 13, 2014, at 9:00 a.m. Central Time at Two North Riverside Plaza, Twenty-Fourth Floor, Chicago, Illinois, 60606.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the Purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal 1 – elect each member of the Company's Board of Directors to a one-year term;

•	Proposal 2 – ratify the selection of Ernst & Young LLP (“Ernst & Young”), as our independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2014;

•	Proposal 3 – vote on executive compensation on a non-binding, advisory basis;

•	Proposal 4 - ratify certain restricted stock grants previously made to certain directors, executive officers and a consultant;

•	Proposal 5 - approve our 2014 Equity Incentive Plan; and

•	Proposal 6 - vote on a stockholder proposal regarding a report on political contributions.
In addition, stockholders will consider any other business properly brought before the Annual Meeting.
Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the Securities and Exchange Commission’s (“SEC”) notice and access rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 28, 2014, we began mailing to all stockholders of record at the close of business on March 7, 2014, a Notice of Internet Availability of Proxy Materials (the “Notice”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies are included in the Notice. In addition, stockholders, at no charge, may request to receive proxy materials in printed form by mail or electronically by email.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who Is Entitled to Vote?
You will be entitled to vote your shares of Common Stock on the Proposals if you held your shares of Common Stock at the close of business on the Record Date. As of the Record Date, a total of 83,324,704 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.
What Is Required to Hold the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.
How Do I Vote?
Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Stockholders have a choice of voting over the Internet by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials, you can also vote by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote over the Internet or by telephone, you do NOT need to return your proxy card. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. Stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of Common Stock of record.
Can I Change or Revoke My Proxy?
Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy (including Internet or phone vote) or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request that they be so suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.
What Are the Board’s Recommendations?
If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of our Board of Directors (the “Board”). The Board unanimously recommends a vote:

•	FOR election of each of the nominees for director;

•	FOR ratification of the selection of Ernst & Young as our Independent Accountants for 2014;

•	FOR approval of the executive compensation disclosed in this Proxy Statement;

•	FOR ratification of certain restricted stock grants previously made to certain directors, executive officers and a consultant;

•	FOR approval of our 2014 Equity Incentive Plan; and

•	AGAINST approval of the stockholder proposal regarding a report on political contributions.
With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.
How Can I Manage the Number of Annual Reports I Receive?
Our 2013 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“Form 10-K”) have been provided to stockholders via our Notice. If you share an address with any of our other stockholders, your household might receive only one copy of the Notice. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). To ask that only one Notice be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer and Trust Company, LLC toll-free at 1-800-830-9942.
What Vote is Needed to Approve Each Proposal?
Following are the votes needed to approve each Proposal at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.
Proposal 1:    The affirmative vote of the holders of record of a plurality of all the votes cast is necessary to elect the nominees for director.
Proposal 2:    The affirmative vote of the holders of record of a majority of all the votes cast is required to ratify the selection of Ernst & Young as our Independent Accountants for 2014.
Proposal 3:    The affirmative vote of the holders of record of a majority of all the votes cast is required to approve, on a non-binding basis, the executive compensation of our named executive officers as disclosed in this Proxy Statement.
Proposal 4:    The affirmative vote of the holder of record of a majority of all the votes cast is required to ratify certain restricted stock grants previously made to certain directors, executive officers and a consultant.
Proposal 5:    The affirmative vote of the holders of record of a majority of all the votes cast is required to approve our 2014 Equity Incentive Plan.
Proposal 6:    The affirmative vote of the holders of record of a majority of all the votes cast is required to approve the stockholder proposal regarding a report on political contributions.
Other Matters: The affirmative vote of the holders of record of a majority of all the votes cast is required to approve any other matters properly presented at the Annual Meeting for stockholder approval.
We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the Proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on Proposal 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on Proposals 1, 3, 4, 5 and 6 without instructions from you, in which case a broker “non-vote” will occur and your shares of Common Stock will not be voted on these matters. None of the Proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law.
How is My Vote Counted?
If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified in the proxy. If no specification is made, the Common Stock will be voted “for” the election of the nominees for director named in this Proxy Statement, “for” ratification of the selection of Ernst & Young as our Independent Accountants for 2014, “for” approval of the executive compensation disclosed in this Proxy Statement, "for" ratification of certain restricted stock grants previously made to certain directors, executive officers and a consultant, "for" approval of our 2014 Equity Incentive Plan, “against” the stockholder proposal regarding a report on political contributions, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted as recommended by the Board, or if there is no recommendation, in the discretion of the proxy holders. Other than Proposal 6, no other valid stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Who is Soliciting My Proxy?
This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of solicitation of the proxies. We have retained American Stock Transfer and Trust Company, LLC to assist, at a de minimis cost, in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone at a de minimis cost. In addition, the Company has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay approximately $8,500 plus reasonable expenses for such services.
No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE
Governance Policies, Code of Ethics and Committee Charters
The Board regularly evaluates the Company’s corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company’s Guidelines on Corporate Governance, as amended. The Company’s Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of NYSE standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol “ELS.” The Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock is listed on the NYSE under ticker symbol “ELSPrC.” The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company. We will disclose on our website any amendment to, or waiver of, any provision of the Business Ethics and Conduct Policy applicable to our Directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or NYSE rules.
Our Guidelines on Corporate Governance include a director resignation policy, whereby an incumbent director who fails to receive a majority of the votes cast in an uncontested election is expected to submit his or her resignation. If an incumbent director fails to receive such a majority vote and tenders his or her resignation, the Compensation, Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any information that it considers appropriate and relevant, including the circumstances that led to the failure to receive the vote, if known. The Board will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or by other public announcement.
The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy and the charters of the Board’s Audit Committee and Compensation, Nominating and Corporate Governance Committee are each available on our website at www.equitylifestyle.com, and a copy of same may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing the Company’s Investor Relations Department at investor_relations@equitylifestyle.com.
Stockholder Communications with the Board
The Board's Lead Director (the "Lead Director") is Sheli Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with our Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Board or the non-management directors by contacting the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by the Secretary of the Company, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.
Although each director is encouraged to attend each Annual Meeting of Stockholders, the Board has no formal policy with respect to such attendance. Eight of the ten directors in office as of the date of the 2013 Annual Meeting of Stockholders attended that meeting.
Non-Management Directors’ Executive Sessions
Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and may be held without management present at such other times as requested by the non-management directors. The Lead Director presides at these executive sessions.

Board Leadership Structure and Role in Risk Oversight
The Company has separated the positions of chairman of the board and chief executive officer since 1996. Samuel Zell currently serves as Chairman of the Board and Marguerite Nader currently serves as our President and Chief Executive Officer (“CEO”) and is a member of the Board. Ms. Rosenberg, an independent director, serves as the Board's Lead Director as discussed above. The Board has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, environmental and regulatory risks, and others such as the impact of competition and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluates major capital items, including dividend policy, debt policy, acquisitions and dispositions, and equity and debt issuances, in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.
The Board believes that establishing the right “tone at the top” and full and open communications between management and the Board are essential for effective risk management and oversight. Our CEO meets quarterly with Board Committee chairpersons updating them on a variety of matters, including risk management and related controls. Our executive officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from our executive officers on strategic matters involving the Company’s operations.
While the Board is ultimately responsible for risk oversight at the Company, our three Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation, Nominating and Corporate Governance Committee of the Board (the “Compensation Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with Board organization, membership and structure, succession planning, and corporate governance. The Executive Committee of the Board (the “Executive Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the acquisition, disposition and financing of investments for the Company.
Committees of the Board; Meetings
Meetings: During the year ended December 31, 2013, the Board held four meetings and took eight actions by unanimous written consent. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served.
Executive Committee: The Executive Committee of the Board is comprised of Howard Walker (Chair), Mr. Zell and Ms. Rosenberg. The Executive Committee has the authority, within certain parameters set by the Board, to authorize the acquisition, disposition and financing of investments by the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2013, the Executive Committee held no meetings and took one action by unanimous written consent.
Compensation, Nominating and Corporate Governance Committee: The Compensation Committee is comprised of Ms. Rosenberg (Chair), Gary Waterman and David Contis. The Board has determined that each of the Compensation Committee members is an “independent” director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website. The Compensation Committee determines compensation for the Company’s executive officers and exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee receives recommendations regarding executive compensation from our CEO and considers these recommendations in determining appropriate compensation plans. The Compensation Committee does not delegate its authority in regards to establishing executive compensation. The Compensation Committee has retained FPL Associates LP as its independent outside compensation consulting firm to provide the Compensation Committee with relevant data concerning the marketplace, our peer group and an independent analysis and recommendation concerning executive compensation for 2014. The Compensation Committee also has the authority to grant stock awards under equity compensation plans of the Company, such as our 2014 Equity Incentive Plan, if approved (see Proposal No. 5). In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members (as described further below), develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2013, the Compensation Committee held six meetings and took two actions by unanimous written consent.
Audit Committee: The Audit Committee is comprised of Philip Calian (Chair), Thomas Dobrowski, David Contis and William Young. The Board has determined that each of the Audit Committee members is an “independent” director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Calian, Mr. Dobrowski, Mr. Contis and Mr. Young are each an “audit committee financial expert” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter, a copy of which is available on the Company’s website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with our Independent Accountants the plans for and results of the audit engagement, approving professional services provided by our Independent Accountants, reviewing the independence of our Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2013, the Audit Committee held twelve meetings and took no action by unanimous written consent. The “Audit Committee Report” is included herein.
Board Member Nominations
Nominees for director are selected by the Compensation Committee, which will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to the Secretary of the Company in accordance with the requirements described in “Stockholder Proposals.” This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee.
The Compensation Committee identifies nominees for director from various sources. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time. Neither the Company nor the Compensation Committee has a formal policy with regard to the consideration of diversity in identifying and evaluating director nominees, although both may consider diversity when identifying and evaluating potential director nominees. As detailed above, the Compensation Committee strives to nominate directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company’s business.
Biographical Information
     Set forth below are biographies of each of the Company’s current executive officers. Biographies of the director nominees are set forth below in Proposal 1.
Executive Officers
Marguerite Nader, 45, has been President and Chief Executive Officer of the Company since February 2013. For her biographical information, please see Proposal 1 below.
Paul Seavey, 45, has been the Company’s Executive Vice President, Chief Financial Officer and Treasurer since January 2014. He was Senior Vice President, Chief Financial Officer and Treasurer from October 2012 to January 2014. Mr. Seavey was Senior Vice President of Finance and Treasurer from May 2012 to October 2012; Senior Vice President and Treasurer from December 2011 to May 2012; Vice President of Financial Planning and Treasurer from January 2009 to December 2011; and Vice President of Financial Planning from December 2001 to January 2009. Mr. Seavey has been employed with the Company since 1994.

Roger Maynard, 56, has been Executive Vice President – Asset Management of the Company since February 2009. He was Executive Vice President and Chief Operating Officer from December 2005 to February 2009. Mr. Maynard was our Chief Operating Officer from January 2004 to December 2005. He was Senior Vice President for national operations from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.
Patrick Waite, 47, has been Executive Vice President - Property Management of the Company since January 2014. He was Senior Vice President of Operations from February 2013 to January 2014. Prior to joining the Company, Mr. Waite was senior vice president of Asset Management at American Residential Communities, a private operator of manufactured housing communities, from January 2010 through January 2013. He was vice president of Riverside Communities, a manufactured home community affiliate of Helix Funds LLC, from August 2004 to January 2010. Mr. Waite co-founded Continental Communities, a private operator of manufactured home communities, and managed its acquisition program from 1997 to 2001. Mr. Waite was the director of acquisitions for the Company from 1993 to 1997.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Independence of Directors
Pursuant to the Company’s Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for re-election at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related Transactions” below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our CEO Marguerite Nader, and our former CEO Mr. Heneghan. The Board determined that none of the independent directors has or had a material relationship with the Company other than being a director and/or a stockholder of the Company.
The Board specifically considered Mr. Zell’s affiliation to Two North Riverside Plaza Joint Venture Limited Partnership, which provides office space to the Company as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship between the Company and Two North Riverside Joint Venture Plaza does not breach NYSE bright line tests and did not hinder Mr. Zell’s independence. The Board considered that Mr. Zell’s net worth has been estimated in excess of $4 billion and that the payments to Two North Riverside Joint Venture Plaza are substantially less than one percent of the aggregate revenues of the Zell family trusts and Mr. Zell’s interests. The Board further considered Mr. Zell’s prior role as interim CEO for the eighteen-month period from March 1995 to August 1996, to allow time for transition to a new CEO. During such time, Mr. Zell did not receive compensation for his role as interim CEO and was not subject to an employment agreement, nor did he receive any severance, long-term health or pension benefits. The Board determined that Mr. Zell’s prior role as interim CEO did not hinder Mr. Zell’s independence.
The Board specifically considered Mr. Walker’s role as a former CEO of the Company and determined that this role did not hinder Mr. Walker’s independence within the meaning of the NYSE listing standards.
General Information about the Nominees
The Company’s Board consists of ten directors. The Company’s Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information
Set forth below are biographies of each of the director nominees.
Samuel Zell, 72, has been Chairman of the Board of the Company since March 1995, and was CEO from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board from December 1992 until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as Chairman and chief executive officer of Equity Group Investments (“EGI”), a private investment company and division of Chai Trust Company, LLC, since January 2012 and served as chairman and president of EGI from 1999 through 2011. EGI provides investment management and accounting services to the Zell family trusts. Mr. Zell is also the co-founder and chairman of Equity International Management, LLC ("Equity International"), a private investment firm focused on real estate-related companies outside the United States. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global supplier of communications and security products; and as chairman of the board of Equity Residential, a real estate investment trust (“REIT”) that owns and operates apartment properties. Mr. Zell has been chairman of the board of Covanta Holding Corporation, an international leader in converting waste to energy, since September 2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell served as chairman of the board of Capital Trust, Inc., a specialized finance company (“Capital Trust”) until December 2012. Mr. Zell served as a director of Tribune Company, a private media conglomerate, from May 2007 to December 2012, as Chairman from December 2007 to December 2012, and as Chief Executive Officer from December 2007 to December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust (“EOP”), a REIT primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. Mr. Zell was the chairman of the board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer reward programs, from 2002 until 2005.
Howard Walker, 74, has been Co-Vice Chairman of the Board of the Company since February 2013, was Vice Chairman of the Board from May 2003 to February 2013, and has been Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995.
Thomas Heneghan, 50, has been Co-Vice Chairman of the Board since February 1, 2013 and a director of the Company since March 2004. Mr. Heneghan has been chief executive officer of Equity International since February 2013. Mr. Heneghan was Chief Executive Officer of the Company from January 2004 to February 2013 and President of the Company from February 2011 to May 2012. He was also President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. He is a member of the Urban Land Institute's Global Exchange Council, the Real Estate Round Table, and a board member of the Global Real Estate Institute.
Philip Calian, 51, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners, LLC since January 2003, and an operating partner of Waveland Investments, LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly-traded travel and leisure company, from 1995 until 2002. Mr. Calian is a director of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock manufacturer; Lewis County Press, LLC, a newspaper publisher; Cottingham & Butler, Inc., a private insurance broker; and CC-Development Group, Inc., a private owner, developer and operator of senior living communities.
David Contis, 55, has been a director of the Company since February 2009. Mr. Contis has been President - Mall Platform and Senior Executive Vice President of Simon Properties Group, Inc., a publicly-traded retail REIT, since May 2011. Mr. Contis was President of Real Estate for EGI from November 2006 to May 2011. He was Executive Vice President and Chief Operating Officer of The Macerich Company, a publicly-traded shopping center REIT from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of EGI from 1980 to 1997, including as Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. from 1992 to 1997. He served on the Board of Directors of BRMalls, Brazil’s largest shopping center company from 2008 to 2011. Mr. Contis was a director and served as a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., a Canadian-based real estate company from 1997 to 2003. In addition, he was a Trustee of the International Council of Shopping Centers.

Thomas Dobrowski, 70, has been a director of the Company since March 1993. Mr. Dobrowski has been retired from General Motors Investment Management Corporation (“GMIMC”) since October 2005. He was the managing director of real estate and alternative investments of GMIMC from December 1994 to September 2005. Mr. Dobrowski is a director of Blackstone Mortgage Trust. He was also a trustee of EOP until its sale in 2007, and was a former director of Taubman Centers, Inc. and Red Roof Inns, Inc.
Marguerite Nader, 45, has been a director of the Company since March 2013. Ms. Nader has been President and CEO of the Company since February 2013. She was President and Chief Financial Officer from May 2012 to October 2012 and Executive Vice President and Chief Financial Officer from December 2011 to May 2012. Ms. Nader was Executive Vice President - New Business Development from February 2011 to December 2011. She was Executive Vice President - Sales and Marketing from February 2009 to February 2011. Ms. Nader was Senior Vice President of New Business Development from January 2007 to February 2009. She was Vice President of New Business Development from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management from January 1998 to January 2001. She has been employed with the Company since 1993. Ms. Nader has served on the National Association of Real Estate Investment Trust ("NAREIT") Board of Governors since 2013.
Sheli Rosenberg, 72, has been a director of the Company since August 1996, and has been the Board's Lead Director since 2002. Ms. Rosenberg has been a consultant to Skadden, Arps, Slate, Meagher & Flom LLP since January 2014 and was Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP from May 2011 to December 2013. She is the former president, chief executive officer and vice chairman of EGI. Ms. Rosenberg joined EGI in 1994 as the company’s general counsel and rose to become vice chairman from 2000 to 2003 and chief executive officer from 1999 to 2000 before departing in 2003. Prior to joining EGI, she was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg is a director of Strategic Hotels & Resorts, Inc., a hotel REIT, Nanosphere, Inc., a nanotechnology-based molecular diagnostics company and Ventas, Inc., an owner of real estate in the health care field. and Cellular Dynamics International, a producer of stem cells utilized primarily in research. She is a former director of General Growth Properties, Inc., CVS Caremark Corporation, Capital Trust, Inc., and Avis Budget Group, Inc., and a former trustee of Equity Residential and Equity Office Properties. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former president of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.
Gary Waterman, 72, has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded. He served in various roles at LaSalle Partners Incorporated, now known as Jones Lang LaSalle, from 1968 to 1989, including the formation of the real estate company, which focused on corporate real estate services, investment management and development. Mr. Waterman has been a director of Avalara, Inc., a private software company since September 2007.
William Young, 49, has been a director of the Company since March 2013. Mr. Young is the managing partner and co-founder of Hyperion Homes LLC and Ranieri Residential LLC, a single family housing investment platform formed with Lewis S. Ranieri and partners in June 2012.  He was a managing director and a member of the investment committee for the distressed debt fund of EGI from 2009 to 2011.  Mr. Young was a managing director and partner at Goldman Sachs & Co. and Goldman Sachs International from 2001 to 2008 where he held a variety of positions including co-head of the European Mortgage Department and the co-head of the Global Infrastructure Investment Fund.  Mr. Young worked at Citibank from 1987 to 2001 where he worked in Leveraged Finance, Commercial Real Estate work-outs and ultimately led the firm’s European Securitization and Real Estate Finance Group.  Mr. Young was a director of Energy Future Holdings Corp from 2007 to 2008.   Mr. Young has served as an advisory director for the non-profit Network for Teaching Entrepreneurship Chicago since 2008.
In addition to each director nominee’s qualifications, experience and skills outlined in their biographical data above, the Company’s Board looked for certain attributes in each of the nominee directors and based on these attributes, concluded that each director nominee should serve on the Board. The Board does not require that the director nominees possess each attribute, but rather the Board is looking for a mix of attributes across the board members. These attributes include: (i) prior experience on the Board and other relevant board level experience, (ii) real estate industry experience, (iii) transactional experience especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters, (viii) experience with executive compensation matters, and (ix) prior experience in risk management.

The following table shows the attributes of each director nominee.

	Board Experience	Real Estate Industry	Transactional	Property Operations	Financial Expertise	Legal / Regulatory	Corporate Governance	Executive Compensation	Risk Management
Samuel Zell	X	X	X	X	X	X	X	X	X
Howard Walker	X	X	X	X	X	X	X	X	X
Philip Calian	X		X	X	X	X	X	X	X
David Contis	X	X	X	X	X	X	X	X	X
Thomas Dobrowski	X	X	X	X	X		X	X	X
Thomas Heneghan	X	X	X	X	X	X	X	X	X
Marguerite Nader		X	X	X	X		X	X	X
Sheli Rosenberg	X	X	X		X	X	X	X	X
Gary Waterman	X	X	X		X		X	X	X
William Young	X	X	X		X		X	X	X
Director Compensation
The following table includes compensation information for the year ended December 31, 2013 for each non-employee member of the Board. The numbers of shares shown in the following tables have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3) (4)	Total ($)
Philip Calian	46,500	381,940	-	-	-	428,440
David Contis	47,000	167,140	-	-	-	214,140
Thomas Dobrowski	46,000	167,140	-	-	-	213,140
Sheli Rosenberg	47,500	525,140	-	-	-	572,640
Howard Walker	246,500	381,940	-	-	-	628,440
Gary Waterman	46,000	167,140	-	-	-	213,140
William Young	36,770	191,929	-	-	-	228,699
Samuel Zell	46,000	1,599,140	-	-	-	1,645,140
___________

(1)
For 2013, the Company paid each of its non-employee directors an annual fee of $45,000. In addition, directors who serve on the Executive Committee, Audit Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairpersons receive an additional $500 per annum for their service. Mr. Walker earned an additional $200,000 for acting as a resource to senior management in 2013 on behalf of the Board, which was paid in February 2014. Mr. Young's fee was pro-rated as he joined the Board in March 2013. Directors who are employees of the Company are not paid any directors’ fees.

(2)	These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 “Stock Compensation” (“FASB ASC 718”), related to restricted stock grants made in 2013.
Refer to Note 14, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the Company’s 2013 Form 10-K filed on February 24, 2014 for the relevant assumptions used to determine the valuation of our restricted stock awards.
For the period presented, on the date of the first Board meeting after the Annual Meeting of Stockholders, each director then in office received at the director’s election either a grant of options to purchase 20,000 shares of Common Stock at the then-current market price or a grant of 4,000 shares of Restricted Common Stock. One-third of the options to purchase Common Stock or one-third of the shares of Restricted Common Stock vested on the date six months after the grant date, one-third will vest on the first anniversary of the grant date and one-third will vest on the second anniversary of the grant date.
In November 2012 the Compensation Committee approved an award of stock options to be granted to the Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, and the Audit Committee Chairperson and Audit Committee Financial Expert on January 31, 2013 (or the following trading day if the NYSE is closed on such date) for their services rendered in 2012. Ms. Rosenberg abstained from discussion and voting on the award granted to the Chairperson of the Compensation Committee and Lead Director. On January 31, 2013, Mr. Zell was awarded options to purchase 200,000 shares of Common Stock, which he elected to receive as 40,000 shares of Restricted Common Stock, for services rendered as Chairman of the Board during 2012; Ms. Rosenberg was awarded options to purchase 50,000 shares of Common Stock, which she elected to receive as 10,000 shares of Restricted Common Stock, for services rendered as Lead Director and Chairperson of the Compensation Committee during 2012; Mr. Walker was awarded options to purchase 30,000 shares of Common Stock, which he elected to receive as 6,000 shares of Restricted Common Stock, for services rendered as Chairperson of the Executive Committee during 2012; and Mr. Calian was awarded options to purchase 30,000 shares of Common Stock, which he elected to receive as 6,000 shares of Restricted Common Stock, for services rendered as Audit Committee Financial Expert and Audit Committee Chairperson during 2012. Such shares were issued at a per share price of $35.80, the NYSE closing price of the Company’s Common Stock on January 31, 2013. One-third of these shares of Restricted Common Stock vests on each of December 31, 2013, December 31, 2014, and December 31, 2015.

On March 13, 2013, Mr. Young was granted 666 shares of Restricted Common Stock at a per share price of $37.22 for joining the Board of Directors. Such shares vest one-third on the date six months after the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.
For the foregoing stock awards, see Proposal 4 "Ratification of Certain Restricted Stock Grants Previously Made to Certain Directors, Executive Officers and a Consultant."
As of December 31, 2013, each non-employee director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested
Philip Calian	—	—	10,001
David Contis	5,600	—	4,001
Thomas Dobrowski	—	—	4,001
Marguerite Nader	—	—	2,667
Sheli Rosenberg	—	—	14,002
Howard Walker	—	—	10,001
Gary Waterman	—	—	4,001
William Young	—	—	3,111
Samuel Zell	1,080,000	—	44,002

(3)
During the year ended December 31, 2013, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)
In December 2000, the Company entered into a deferred compensation arrangement with Mr. Walker to encourage him to remain employed by the Company. The agreement provided Mr. Walker with a salary benefit commencing May 17, 2004. Pursuant to the agreement, commencing on such date, Mr. Walker received an annual deferred compensation payment in the amount of $200,000 for a ten-year period. The Company purchased an annuity for approximately $1.2 million to fund its future obligations under the agreement. The annuity was held by a trust for the benefit of Mr. Walker and was subject to the claims of creditors of the Company. Final payment under the agreement was made in 2013. A copy of Mr. Walker’s deferred compensation agreement was filed on Form 8-K with the SEC on September 25, 2008.

Vote Required
A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.
Board Recommendation
The Board unanimously recommends that you vote “FOR” each of the ten nominees for director for a one-year term.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company’s Independent Accountants for the fiscal year ending December 31, 2014. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, at its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. There have been no disagreements between the Company and its Independent Accountants relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
Audit Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2013 and 2012 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, and for the reviews by the Independent Accountants of the financial statements included in the Company’s Forms 10-Q were approximately $947,450 and $876,100, respectively.
Audit-Related Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2013 and 2012 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above were approximately $42,100 and $41,000, respectively. These fees consist primarily of fees for services provided to assist the Company with attest services related to audits of subsidiaries and benefit plans and other accounting consultations.
Tax Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2013 and 2012 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were approximately $73,600 and $45,300, respectively.
All Other Fees. There were no other fees billed to the Company by the Independent Accountants in fiscal years 2013 and 2012.
Auditor Independence. The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.
Policy on Pre-Approval. The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Company’s Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2013 were pre-approved by the Audit Committee, except for de minimis services for which approval authority was delegated to the Company’s Chief Financial Officer.
Vote Required
The affirmative vote of holders of a majority of the votes cast is necessary to ratify the selection of Ernst & Young.
Board Recommendation
The Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Young. The Board has determined that Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Young each meet the independence and financial literacy requirements of the NYSE and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Young each qualify as an “audit committee financial expert” as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for processing complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held twelve meetings during 2013.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.
The Audit Committee reviewed with the Independent Accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the Independent Accountants the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.
The Audit Committee discussed with the Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2013 Form 10-K for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s Independent Accountants for 2014.

Respectfully submitted,

Philip Calian, Chair
David Contis
Thomas Dobrowski
William Young

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary. The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of the material elements of the Company’s compensation program for the following individuals who were the Company’s named executive officers as of December 31, 2013:
Marguerite Nader...........................    President and Chief Executive Officer
Thomas Heneghan.........................    Former Chief Executive Officer
Paul Seavey....................................    Executive Vice President, Chief Financial Officer, and Treasurer
Roger Maynard..............................    Executive Vice President – Asset Management
Patrick Waite..................................    Executive Vice President - Property Management

Ms. Nader became President and Chief Executive Officer in February 2013 when Mr. Heneghan resigned. Mr. Waite joined the Company in February 2013.

The Compensation Committee took into account the stockholder advisory vote approving executive compensation at the last Annual Meeting held in May 2013 and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. Among other considerations, due to the fact that 99% of all the votes cast at the last year's annual meeting approved the compensation program described in the proxy statement for the 2013 Annual Meeting, the Compensation Committee did not make any substantive changes to the executive compensation program.
The core principle of the Company's executive compensation program continues to be pay for performance, and the framework of the executive compensation programs includes the governance features discussed below:

▪	The Compensation Committee is comprised solely of independent directors.

▪
The Compensation Committee’s annual review and approval of the Company’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews the Company’s executive compensation program, including base salary, non-equity incentive compensation (“bonus”), retention and equity-based incentive compensation, and personal benefits. The Compensation Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

▪
The executive officers have no employment agreements or severance agreements. Effective February 1, 2013, Mr. Heneghan resigned from the Company. No severance or post-employment compensation payments were made to Mr. Heneghan.

▪	The executive officers are subject to share ownership guidelines as further described below.

▪
The Company’s hedging policy is included in our insider trading policy and prohibits executive officers from engaging in speculative transactions in the Company’s securities, such as short sales or an equivalent transaction involving Company stock. The executive officers must also follow the requirements of the Company’s Business Ethics and Conduct Policy.

The Compensation Committee takes into consideration the overall performance of the Company when establishing the compensation program and determining final payments to the executive officers. This review of overall Company performance is in addition to specific goals and targets that are set for each executive officer. The following tables show the Company’s historical stock price, annual dividends, and Normalized Funds From Operations (“Normalized FFO”). Normalized FFO is a non-GAAP financial measure. The Company believes that Normalized FFO is generally an appropriate measure of performance of an equity REIT. Appendix A to this proxy statement includes the definition of Normalized FFO and a reconciliation of Normalized FFO to net income, the most comparable GAAP measure.
In addition, in 2013 the Compensation Committee took into consideration the transition of executive officer roles upon Mr. Heneghan's resignation as the Company's CEO effective February 1, 2013.
The numbers of shares shown throughout the CD&A have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013.

Note: This chart shows the ELS stock price from January 2011 through January 2014.

Note: This chart shows ELS’ annual dividend per share growth over the last five years.	Note: This chart shows ELS’ annual Normalized FFO growth over the last five years.

    General Philosophy. The Compensation Committee determines and approves the compensation of the Company's executive officers and guides the Company’s overall philosophy towards the compensation of its employees. The Compensation Committee believes that the compensation of the Company's executive officers should be both competitive and based on individual and Company performance. The Compensation Committee believes that the compensation of the executives should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of its stockholders. The Compensation Committee consults with executive management regarding both executive and non-executive employee compensation plans and programs, including administering its equity incentive plans. The Compensation Committee has retained FPL Associates LP as its independent outside consulting firm to provide the Compensation Committee with relevant data concerning the marketplace, the peer group, and an independent analysis and a recommendation concerning executive compensation and non-executive compensation for 2014. The Compensation Committee has the authority to replace FPL Associates LP as its independent outside compensation consultant or hire additional consultants at any time. FPL Associates LP does not provide any additional services to the Compensation Committee and does not provide any services to the Company other than those it provides to the Compensation Committee. The sole role of FPL Associates LP is as an independent consulting firm to advise the Compensation Committee with respect to compensation of the named executive officers. The ultimate determination of total compensation and the elements that comprise total compensation is made solely by our Compensation Committee.
Objectives of the Compensation Program. The primary objective of the Company’s compensation program is to attract and retain highly qualified executives by providing competitive base salaries and meaningful cash bonus and equity-based incentives. In addition, the compensation program is structured to hold the executive officers accountable for the performance of the Company by tying a portion of their annual non-equity incentive compensation to performance targets. The compensation program is also designed to promote an ownership mentality among executives. The Compensation Committee recognizes that the interests of stockholders are best served by giving our executives the opportunity to participate in the appreciation of the Company’s Common Stock. In October 2005, the Board established stock ownership guidelines for each of the executive officer positions and directors. Under these guidelines, all of the executive officers and directors are required to own a minimum amount of the Company’s Common Stock within four years from their first appointment as an executive officer or director, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines follow: five times the base salary for the CEO; three times the base salary for each of the other executive officers; and three times the annual retainer for each Board member. In March 2013, the Board approved a revision to the established stock ownership guidelines to exclude from the computation any stock pledged by a director or executive officer. With the exception of Mr. Seavey who became CFO in October 2012 and Mr. Waite who joined the Company in February 2013, each of the named executive officers and Board members currently own shares of Common Stock that exceed the minimum established guidelines.
The following table shows the value of shares of Common Stock and Preferred Stock of the Company, including shares upon exercise of options, beneficially owned as of the Record Date by each of the individuals who were named executive officers as of December 31, 2013 as a multiple of their 2013 base salary.

Name	Shares of Common Stock (1)	Shares of Common Stock Upon Exercise of Options (2)	Depositary Shares (3)	Total Shares	Value of Shares Owned ($) (4)	Base Salary ($)	Stock Ownership Value/Base Salary (5)
Marguerite Nader	52,708	0	16,000	68,708	2,309,611	375,000	6x
Paul Seavey	8,996	0	1,500	10,496	363,425	311,428	1x
Roger Maynard	135,080	0	8,000	143,080	5,093,948	311,428	16x
Patrick Waite	9,000	0	0	9,000	326,070	350,000	1x
All executive officers as a group	205,784	0	25,500	231,284	8,093,054	1,347,856	6x
________________________

(1)	Shares of Common Stock beneficially owned as of the Record Date.

(2)	The amounts shown in this column reflect shares of Common Stock, subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)
Each depositary share represents 1/100th of a share of the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock beneficially owned as of the Record Date. These shares do not have voting rights.

(4)
The value of the total shares beneficially owned as of the Record Date using the Company’s Common Stock closing stock price of $36.23 on December 31, 2013 and the liquidation value of $25.00 for the depositary shares.

(5)	The value of total shares beneficially owned as of the Record Date as compared to the executive officer’s 2013 base salary.
What Our Compensation Program is Designed to Reward. Our compensation program is designed to reward the executive officers for their contributions to the Company and for achieving improvements in the Company’s performance during the year. The Compensation Committee deliberately kept base salaries at a relatively small percentage of total compensation. This allows the Compensation Committee to reward each officer’s performance through annual bonus awards and incentives such as Restricted Common Stock Awards. The annual non-equity incentive bonus plan for each executive officer is established by the Compensation Committee after a review of goal recommendations from the CEO, who receives input on such goal recommendations from each executive officer. Restricted Common Stock Awards are designed to provide incentive to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives.
Elements of Compensation.     During the year ended December 31, 2013, there were three major components of executive compensation: base salary, non-equity incentive compensation (“bonus”), and retention and equity-based incentive compensation. In conjunction with the CEO, the Compensation Committee reviews our executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each executive, including base pay, stock and option award values, non-equity incentive plan compensation, and all other compensation for the current and prior years. The tally sheet allows the Compensation Committee to quantify each executive officer’s total compensation for use in comparison to the salaries of executives at other REITs as obtained from the SNL Financial database (www.snl.com).
The compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database. The Compensation Committee believes the executive compensation information derived from the SNL Financial database for the selected peer group of REITs provides comparable salary data for the Company. The compensation program is based on a review of the median and average total compensation for each executive officer position and allows each executive to attain above or below average compensation compared to the peer group based on the Company’s performance. This is achieved through the issuance of Restricted Common Stock Awards. Where salary information is unavailable for a particular position in the SNL Financial database, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each officer’s performance, established goals, and contribution to the Company’s performance.

The companies that comprise the peer group are shown in the following table. When selecting this peer group, the Compensation Committee took into consideration market capitalization, three-year and five-year total returns, dividend yields, compounded annual funds from operations growth rates, and multiples. As of December 31, 2013, the three-year and five-year cumulative total shareholder return for the Company was 40% and 114%, respectively, as compared to the average cumulative total shareholder return for the peer group of 29% and 172%, respectively.

PEER GROUP

Apartment Investment and Management Company (AIV)	First Industrial Realty Trust (FR)	Realty Income Corporation (O)
AvalonBay Communities, Inc. (AVB)	Federal Realty Investment Trust (FRT)	Corporate Office Properties Trust (OFC)
Brandywine Realty Trust (BDN)	General Growth Properties, Inc. (GGP)	ProLogis (PLD)
BRE Properties, Inc. (BRE)	Health Care REIT, Inc. (HCN)	Public Storage, Inc. (PSA)
Boston Properties, Inc. (BXP)	Health Care Property Investors, Inc. (HCP)	Regency Centers Corporation (REG)
CBL & Associates Properties, Inc. (CBL)	Highwoods Properties, Inc. (HIW)	SL Green Realty Corp. (SLG)
Mack-Cali Realty Corporation (CLI)	Home Properties, Inc. (HME)	Simon Property Group, Inc. (SPG)
Camden Property Trust (CPT)	Healthcare Realty Trust, Inc. (HR)	Sovran Self Storage, Inc. (SSS)
Commonwealth REIT (CWH)	Host Hotels & Resorts, Inc. (HST)	United Dominion Realty Trust, Inc. (UDR)
Developers Diversified Realty Corporation (DDR)	Kimco Realty Corporation (KIM)	Vornado Realty Trust (VNO)
Duke Realty Corporation (DRE)	Liberty Property Trust (LRY)	Ventas, Inc. (VTR)
Equity Residential (EQR)	Mid-America Apartment Communities, Inc. (MAA)	Weingarten Realty Investors (WRI)
Equity One, Inc. (EQY)	Macerich Company (MAC)
Essex Property Trust, Inc. (ESS)	National Retail Properties, Inc. (NNN)
Total compensation for the named executive officers as set forth in the Summary Compensation Table was approximately $6.1 million and $6.2 million for 2013 and 2012, respectively. Total compensation for 2013 was split between base salary, non-equity incentive compensation, retention and equity-based incentive compensation and other compensation, as shown in the following chart. The total median compensation for the top five executives for the selected peer group for 2013, based on the latest reportable data in the SNL Financial database, was approximately $10.9 million and the average was approximately $14.3 million. The decrease in total executive compensation from 2012 to 2013 for the executive officers reflects the resignation of Mr. Heneghan effective February 1, 2013, partially offset by 2013 total compensation for Mr. Waite as he was a named executive officer only in 2013, an increase in compensation for Mr. Seavey who became the Company's CFO in October 2012, and an increase in compensation for Ms. Nader who became the Company's CEO in February 2013.

Base Salary. The Compensation Committee deliberately keeps base salaries at a relatively small percentage of total compensation. For 2013, the Compensation Committee concluded that a base salary of $375,000 for Ms. Nader, $311,428 for each of Mr. Seavey and Mr. Maynard, and $350,000 for Mr. Waite were appropriate in this regard. These base salaries reflected an increase over 2012 base salaries for Ms. Nader and Mr. Seavey due to their new roles as CEO and CFO, respectively. Mr. Maynard's salary remained the same as 2012 as there was no change in his role. Mr. Waite joined the Company in February 2013 and his salary was established at that time.
Non-Equity Incentive Compensation. The Compensation Committee’s practice is to award annual non-equity incentive compensation (“bonus”) based on certain performance targets established by the Compensation Committee for each year after consultation with the CEO and executive officers. The Compensation Committee selected these performance targets, as they believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the executive officers in February 2013 when the outcome of the performance targets was substantially uncertain. Performance targets were consistent with earnings guidance expectations publicly disclosed by the Company. The final payout of 2013 executive bonuses was in January 2014, after finalization of the Company’s year-end earnings results.
The total 2013 bonus potential for the executive officers set by the Compensation Committee in February 2013 was approximately $2,116,000. The following table shows the maximum 2013 Bonus Potential for each executive officer (each, a "2013 Bonus Potential") and the percentage attributed to each performance target.

Name	Maximum 2013 Bonus Potential (Amount x Base Salary)	Core MH Revenue Target (1)	Core Resort Revenue Target (2)	Dues Target (3)	Core Net Operating Income Target (4)	Rentals/Working Capital (5)	Discretionary Target (6)
Marguerite Nader	1.75	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Paul Seavey	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Roger Maynard	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Patrick Waite	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
_____________

(1)
This target required achieving a 2.2% increase in core manufactured home (“MH”) base rent growth with an occupancy decline of 198 sites for the year ending December 31, 2013 as compared to the year ending December 31, 2012, which target was met. The total paid to all executive officers for this target was approximately $317,000.

(2)
This target required that the Company’s core resort revenues increase 2.0% for the year ending December 31, 2013 as compared to December 31, 2012, which target was met. The total paid to all executive officers for this target was approximately $317,000.

(3)
This target required dues revenues to remain flat at $48 million for the year ending December 31, 2013 as compared to the year ending December 31, 2012, which target was not met. No amounts were paid to the executive officers for this target.

(4)
This target required core net operating income, excluding property management expense, to increase 2.6% for the year ending December 31, 2013 as compared to the year ending December 31, 2012, which target was met. The total paid to all executive officers for this target was approximately $317,000.

(5)
This target focused on maximizing value creation through the rental program including revenue potential and capital/cost control, which target was met. The total paid to all executive officers for this target was approximately $317,000.

(6)
At the beginning of 2013, the Compensation Committee in consultation with Ms. Nader, developed strategic initiatives upon which each executive officer would be evaluated and which would be used in determining their discretionary bonuses. Committees were formed to address key strategic issues for the Company including, but not limited to technology, customer relations, revenue management, infrastructure maintenance, and legal. Throughout 2013, each executive officer met with Ms. Nader to discuss achievement of these discretionary goals. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in the overall assessment of each executive’s performance. As a result, Mr. Seavey, Mr. Maynard and Mr. Waite each received 100% of the discretionary bonus potential for 2013.

The Compensation Committee’s evaluation of Ms. Nader's achievements included a review of the Company’s overall performance, as well as the attainment of the strategic initiative goals by each of the other executive officers. Ms. Nader received 100% of her discretionary bonus potential for 2013.
The total paid to all executive officers for discretionary targets and additional bonus amounts was approximately $529,000.

Retention and Equity-Based Incentive Compensation. The Company's Stock Option and Award Plan expired on March 23, 2011. Since that date, the Company granted Restricted Common Stock to our named executive officers in private placements exempt from registration. These Restricted Common Stock grants were approved by our Board of Directors at the recommendation of our Compensation Committee and timely disclosed in the appropriate periods in our periodic reports on Forms 10-Q and Form 10-K, in our annual proxy statements and in each recipient's Section 16 filings. The grants were subject to conditions and restrictions, including vesting schedule and term, determined by the Compensation Committee. Under Maryland law, these Restricted Stock grants were duly authorized and validly issued, and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, were validly issued private placements exempt from registration. The expiration of our Stock Option and Award Plan did not materially impact the accounting for these awards. See Proposals No. 4 and No. 5 for further information. The vesting of these Restricted

Common Stock grants is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company.
The Restricted Common Stock grants were awarded at the NYSE's closing price of the Company's Common Stock on the date of grant. The Company has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor have options been granted on a date other than the grant date. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects.
The Company made these Restricted Common Stock grants to provide long-term incentives for executive officers and to retain qualified officers. The Company recognizes that the interests of stockholders are best served by giving our executives the opportunity to participate in the appreciation of the Company’s Common Stock.
On January 20, 2011, the Compensation Committee approved the issuance of 77,998 shares of Restricted Common Stock to Ms. Nader, Mr. Maynard, and Mr. Heneghan (the “2011 Award Program”). The 2011 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan prior to its expiration. On February 1, 2011, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $28.70 in accordance with the 2011 Award Program as follows: Ms. Nader was granted 22,666 shares; Mr. Maynard was granted 22,666 shares; and Mr. Heneghan was granted 32,666 shares. Such shares vested on December 31, 2011.
On January 18, 2012, the Compensation Committee approved the issuance of 79,998 shares of Restricted Common Stock to the named executive officers. On January 31, 2012, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $35.07 as follows: Ms. Nader was granted 22,666 shares; Mr. Seavey was granted 2,000 shares; Mr. Maynard was granted 22,666 shares; and Mr. Heneghan was granted 32,666 shares. Such shares vested on December 31, 2012. The Board subsequently approved these awards.
On January 24, 2013, the Compensation Committee approved the issuance of 68,666 shares of Restricted Common Stock to the named executive officers. On February 1, 2013, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $36.015 as follows: Ms. Nader was granted 24,000 shares; Mr. Seavey was granted 16,000 shares; Mr. Maynard was granted 22,666 shares; and Mr. Waite was granted 6,000 shares. Such shares vested on December 31, 2013. The Board subsequently approved these awards.
On May 8, 2013, Ms. Nader was granted 4,000 shares of Restricted Common Stock with a grant date fair value of $41.785 for her service as a director during 2013. This award of Restricted Common Stock was consistent with prior awards to Board members under the Company's Stock Option and Award Plan. One-third of these shares vested on the date six months after the grant date; one-third will vest on the first anniversary of the grant date; and the remainder will vest on the second anniversary of the grant date. The Board subsequently approved this award.
CEO Compensation. Ms. Nader’s 2013 compensation consisted of a base salary of $375,000 and an annual non-equity incentive compensation (“bonus”) award of $557,813. During the year ended December 31, 2013, Ms. Nader acquired 25,333 shares of Restricted Common Stock upon vesting with a value of approximately $925,000. The Compensation Committee established Ms. Nader’s compensation based on the principles previously discussed in this CD&A.
On October 18, 2012, Mr. Heneghan accepted an offer to become chief executive officer of Equity International Management, LLC ("Equity International"), effective February 2013, and he resigned as the Company's CEO effective February 1, 2013. During the period October 18, 2012 through February 1, 2013, Mr. Heneghan continued to serve as the Company's CEO, but he also performed certain services for Equity International. The Company paid Mr. Heneghan his regular compensation through February 1, 2013. However, in consideration for the Company allowing Mr. Heneghan to perform certain services for Equity International during this period, the Company and Equity International agreed that Equity International would reimburse the Company for a portion of Mr. Heneghan's compensation in the amount of $300,000.
Accounting and Tax Considerations.     The Company accounts for its stock options and stock awards in accordance with FASB ASC 718. The expiration of our Stock Option Plan in March 2011 did not materially impact the accounting for our stock awards.
The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.
Severance Benefits.     None of the Company’s named executive officers have any arrangements that provide for payment of severance benefits.
Non-Qualified Deferred Compensation. The Company does not provide any non-qualified defined contribution or other deferred compensation plans.

Post-Employment Compensation. All of the our employees, including our named executive officers, are employees-at-will and as such do not have employment contracts with the Company. The Company also does not provide post-employment health coverage or other benefits.
Change in Control. None of our named executive officers is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock grants is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2013, there were no unexercised non-vested restricted stock awards for any of the named executive officers, except as follows:

Name	Number of Shares of Restricted Stock That Have Not Vested as of December 31, 2013 (#)	Market Value of Shares of Restricted Stock That Have Not Vested as of December 31, 2013 ($)
Marguerite Nader	2,667	$96,625
Thomas Heneghan	4,001	$144,956

Perquisites and Other Benefits. The Company’s executives do not receive benefits that are not otherwise available to all of its employees, with the exception of a health club membership for Mr. Heneghan of which the Company paid $600 on an annual basis for 2011 and 2012. All employees who participated in the 401(k) plan received a matching contribution equal to 100% of the first 3%, and 50% of next 2%, of the participant’s eligible earnings that were contributed to the plan, up to a maximum matching contribution of $10,200. Additionally, a discretionary profit sharing component of the 401(k) plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. The Company has provided each of the executive officers with an indemnification agreement, however, the Company has paid no amounts under such agreements.
The Company has a non-qualified Employee Stock Purchase Plan (“ESPP”) in which certain employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually through the ESPP at a 15% discount. Mr. Maynard is a participant in the ESPP. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.
2014 Changes to Executive Compensation.
On February 13, 2014, the Compensation Committee approved the 2014 Executive Bonus Plan (the “Plan”). Information regarding the 2014 Executive Bonus Plan was filed on Form 8-K with the SEC on February 18, 2014. Under the Plan, the annual bonus potential was established based on certain performance targets. The total bonus potential under the Plan for each eligible executive follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	175% of annual salary
Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer	150% of annual salary
Roger Maynard	Executive Vice President - Asset Management	150% of annual salary
Patrick Waite	Executive Vice President - Property Management	150% of annual salary

Under the Plan, payment of 75% of the bonus potential is contingent upon achieving certain operational targets, including goals related to core community base rental income, core resort base rental income, membership dues revenues, core net operating income, and working capital. The Compensation Committee will have discretion at the end of 2014 to determine an appropriate award based on an evaluation of each of the target areas. Payment of the remaining 25% of the bonus potential is based on an assessment of discretionary objectives for the executive officer team, as a whole. Bonus payments will be made in cash and will be paid subsequent to the year ended December 31, 2014 after finalization of the Company’s results of operations and upon review and approval by the Compensation Committee.
In addition, assuming the 2014 Equity Incentive Plan is approved by our stockholders, we anticipate that our Compensation Committee or Board of Directors will make equity awards to our Directors and named executive officers for 2014 that will be consistent with the annual awards made in prior years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

Sheli Rosenberg, Chair
David Contis
Gary Waterman

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation paid to or earned for the year ended December 31, 2013 by the Company’s former and current Chief Executive Officer, Chief Financial Officer, and those other persons who were, at December 31, 2013, executive officers of the Company.
    The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the executive officers, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.
The executive officers were not entitled to receive payments, which are characterized as “Bonus” payments for the years ended December 31, 2013, 2012 and 2011. In January 2011, 2012 and 2013, the Compensation Committee approved the final short-term incentive plan payments for each executive officer, with such payments being based on pre-established performance targets. Such annual performance-based payments are characterized as “Non-Equity Incentive Plan Compensation” in the table. Total compensation amounts include the fair value of the stock awards and option awards granted to the executive officers, with such grants being shown in the table in the year of grant. The numbers of shares shown in the following tables have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013.
For the years ended December 31, 2013, 2012 and 2011 “Salary” accounted for approximately 23%, 21% and 21%, respectively, of total compensation; “Stock Awards” and "Option Awards" accounted for approximately 46%, 48% and 49%, respectively, of total compensation; and “Non-Equity Incentive Plan Compensation” accounted for approximately 30%, 31% and 30%, respectively, of total compensation.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(7)	Total ($)
						STIP ($)(5)	LTIP ($)(6)
Marguerite Nader	2013	375,000	—	1,031,500	—	557,813	—	10,200	1,974,513
President and	2012	311,428	—	794,897	—	410,357	—	10,000	1,526,682
Chief Executive Officer	2011	311,428	—	650,514	—	397,071	—	9,800	1,368,813

Paul Seavey (8)	2013	311,428	—	576,240	—	397,071	—	10,200	1,294,939
Executive Vice President,	2012	268,640	—	70,140	—	383,640	—	10,000	732,420
Chief Financial Officer and	2011	—	—	—	—	—	—	—	—
Treasurer

Roger Maynard	2013	311,428	—	816,316	—	397,071	—	10,200	1,535,015
Executive Vice President -	2012	311,428	—	794,897	—	350,357	—	10,000	1,466,682
Asset Management	2011	311,428	—	650,514	—	397,071	—	9,800	1,368,813

Patrick Waite (9)	2013	350,000	—	216,090	—	446,250	—	10,200	1,022,540
Executive Vice President -	2012	—	—	—	—	—	—	—	—
Property Operations	2011	—	—	—	—	—	—	—	—

Thomas Heneghan (10)	2013	32,990	—	167,140	—	—	—	41,250	241,380
Former Chief Executive Officer	2012	382,454	—	1,285,557	—	764,908	—	10,600	2,443,519
	2011	382,454	—	1,055,634	—	650,172	—	10,400	2,098,660
_________

(1)	Principal positions are as of the date of this Proxy Statement.

(2)	Bonus payments were based on certain performance criteria being met and as such are included under the Non-Equity Incentive Plan Compensation column of this table.

(3)	These amounts reflect the grant-date fair value of restricted stock awards, calculated in accordance with FASB ASC 718 based on the Company’s closing stock price on the grant date.
On January 20, 2011, the Compensation Committee approved the issuance of 77,998 shares of Restricted Common Stock to Ms. Nader, Mr. Maynard, and Mr. Heneghan (the “2011 Award Program”). The 2011 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan prior to its expiration. On February 1, 2011, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $28.70 in accordance with the 2011 Award Program as follows: Ms. Nader was granted 22,666 shares; Mr. Maynard was granted 22,666 shares; and Mr. Heneghan was granted 32,666 shares. Such shares vested on December 31, 2011.

On January 18, 2012, the Compensation Committee approved the issuance of 79,998 shares of Restricted Common Stock to the named executive officers. On January 31, 2012, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $35.07 as follows: Ms. Nader was granted 22,666 shares; Mr. Seavey was granted 2,000 shares; Mr. Maynard was granted 22,666 shares; and Mr. Heneghan was granted 32,666 shares. Such shares vested on December 31, 2012. The Board subsequently approved these awards.
On January 24, 2013, the Compensation Committee approved the issuance of 68,666 shares of Restricted Common Stock to the named executive officers. On February 1, 2013, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $36.015 as follows: Ms. Nader was granted 24,000 shares; Mr. Seavey was granted 16,000 shares; Mr. Maynard was granted 22,666 shares; and Mr. Waite was granted 6,000 shares. Such shares vested on December 31, 2013. The Board subsequently approved these awards.
On May 8, 2013, Ms. Nader was granted 4,000 shares of Restricted Common Stock with a grant date fair value of $41.785 for her service as a director during 2013. This award of Restricted Common Stock was consistent with prior awards to Board members under the Company's Stock Option and Award Plan. One-third of these shares vested on the date six months after the grant date; one-third will vest on the first anniversary of the grant date; and the remainder will vest on the second anniversary of the grant date. The Board subsequently approved this award.
On May 8, 2012, Mr. Heneghan was granted 4,000 shares of Restricted Common Stock with a grant date fair value of $34.99 and on May 11, 2011, Mr. Heneghan was granted 4,000 shares of Restricted Common Stock with a grant date fair value of $29.53 for his service as a director during 2012 and 2011, respectively. These awards of Restricted Common Stock were consistent with prior awards to Board members under the Company's Stock Option and Award Plan. One-third of these shares vested on the date six months after the grant date; one-third vested on the first anniversary of the grant date; and the remainder vest on the second anniversary of the grant date. The Board subsequently approved this award.
All holders of Restricted Common Stock receive any dividends paid on such shares.

(4)	These amounts reflect the grant-date fair value of stock option awards, calculated in accordance with FASB ASC 718. There were no stock option awards issued during 2011, 2012 and 2013.

(5)
The executive officers’ annual short-term incentive plan “bonus” payment is based on pre-established performance targets as communicated to the executives at the beginning of the year, and therefore, such amounts are classified as non-equity incentive plan compensation in this table.

In February 2013, February 2012, and March 2011, the Compensation Committee approved the 2013, 2012 and 2011 bonus potential and performance targets, respectively. In January 2014, 2013, and 2012, after assessment of the achievement of such performance targets, the Compensation Committee approved and the executives received their annual non-equity incentive awards for each of the years ended December 31, 2013, 2012, and 2011, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2013 performance targets.
On February 13, 2014, the Compensation Committee approved the 2014 Executive Bonus Plan. Information regarding the 2014 Executive Bonus Plan was filed on Form 8-K with the SEC on February 18, 2014.

(6)	There were no long-term non-equity incentive plan compensation awards granted in 2011, 2012, or 2013.

(7)
Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $10,200, $10,000, and $9,800 for the years ending December 31, 2013, 2012 and 2011, respectively. Mr. Heneghan's Other Compensation for 2013 reflects his annual fee of $41,250 for service as a Board member. In addition, the Company paid a $600 annual health club membership fee for Mr. Heneghan in 2012 and 2011.

(8)	As Mr. Seavey was not a named executive officer in the compensation tables in the Company’s 2012 and 2011 Proxy Statement, his compensation for prior years is not included herein.

(9)	Mr. Waite joined the Company on February 1, 2013.

(10)	Mr. Heneghan resigned effective February 1, 2013.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to options and Restricted Common Stock granted to the Company’s named executive officers for the year ended December 31, 2013. The numbers of shares shown in the following tables have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Marguerite Nader	05/08/13		—	—	—	4,000	—	—	167,140
	02/15/13	(1)	—	492,188	656,250	—	—	—	—
	02/01/13		—	—	—	24,000	—	—	864,360

Paul Seavey	02/15/13	(1)	—	350,357	467,142	0	—	—	—
	02/01/13		—	—	—	16,000	—	—	576,240

Roger Maynard	02/15/13	(1)	—	350,357	467,142	0	—	—	—
	02/01/13		—	—	—	22,666	—	—	816,316

Patrick Waite	02/15/13	(1)	—	393,750	525,000		—	—	—
	02/01/13		—	—	—	6,000	—	—	216,090

Thomas Heneghan	05/08/13		—	—	—	4,000	—	—	167,140
_________

(1)
Payment of the 2013 award was based on the following performance targets being achieved: 15.0% related to achieving a benchmark in core MH revenues; 15.0% related to achieving a benchmark in core resort revenues; 15.0% related to achieving a benchmark in membership dues revenues; 15.0% related to achieving a benchmark in core net operating income;15.0% related to achieving a working capital benchmark and 25% was at the discretion of the Compensation Committee after evaluation of each executive officer’s performance, including an analysis of successes and strategic initiatives during the year. The 2013 maximum amounts represent the total potential bonus award. The 2013 target amounts reflect the non-discretionary portion of the total potential bonus award. Payment of the 2013 award was made in January 2014.

(2)
These amounts reflect the number of shares of Restricted Common Stock granted to each named executive officer. Awards were granted to Ms. Nader and Mr. Heneghan on May 8, 2013 was for their services as Directors of the Company.

(3)	This amount reflects the grant-date fair value of restricted stock awards calculated in accordance with FASB ASC 718 based on the Company’s closing stock price on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table includes certain information with respect to the value of all unexercised stock options and non-vested restricted stock awards previously awarded to the named executive officers as of December 31, 2013. The numbers of shares shown in the following tables have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013.

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Marguerite Nader	—	—	—	—	2,667	96,625
Thomas Heneghan	—	—	—	—	4,001	144,956
_____________

(1)
On May 8, 2012, Mr. Heneghan was granted 4,000 shares of Restricted Common Stock for his service as a director during 2012. On May 8, 2013, Ms. Nader and Mr. Heneghan were each granted 4,000 shares of Restricted Common Stock for their service as a director during 2013. These awards of Restricted Common Stock were consistent with prior awards to Board members under the Company's Stock Option and Award Plan. One-third of these shares vested on the date six months after the grant date; one-third vest on the first anniversary of the grant date; and the remainder vest on the second anniversary of the grant date. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects. The market value of Stock Awards that had not vested as of December 31, 2013 was based on a closing price of the Company’s Common Stock on December 31, 2013 of $36.23.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to the option exercises and stock vested for each of the executive officers for the year ended December 31, 2013. The numbers of shares shown in the following tables have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Marguerite Nader	—	—	25,333	924,721
Paul Seavey	—	—	16,000	583,360
Roger Maynard	—	—	22,666	826,402
Patrick Waite	—	—	6,000	218,760
Thomas Heneghan	—	—	4,001	161,370
_____________

(1)	Upon vesting of these stock awards, the Company purchased 13,250, 8,376, and 8,466 shares from Ms. Nader, Mr. Seavey, and Mr. Maynard, respectively, to pay their respective withholding taxes.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
None of our named executive officers is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock grants is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2013, there were no unexercised non-vested restricted stock awards for any of the named executive officers, except as follows:

Name	Number of Shares of Restricted Stock That Have Not Vested as of December 31, 2013 (#)	Market Value of Shares of Restricted Stock That Have Not Vested as of December 31, 2013 ($)
Marguerite Nader	2,667	$96,625
Thomas Heneghan	4,001	$144,956

NARRATIVE DISCLOSURE OF THE COMPANY’S COMPENSATION POLICIES AND PRACTICES
AS THEY RELATE TO RISK MANAGEMENT
The Compensation Committee has reviewed the Company’s compensation policies and practices and believes it has taken reasonable and appropriate actions to mitigate the risk that the Company’s compensation policies and practices would lead to conduct that would have an unintended material adverse effect on the Company. The assessment included a review of the components of the executive officer’s compensation. For the base salary component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) base salary is a relatively small portion of total compensation for the executive officers, and (ii) the executive officers and employees have signed the Company’s Employee Handbook and Business and Ethics Policy agreeing to maintain the highest standards of personal and professional integrity at all times and to comply with the Company’s policies and procedures. For the non-equity incentive (bonus) component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the bonus targets are tied to near-term operational targets which lead to long-term growth of the Company and increased stockholder value and are not generally susceptible to accounting risk; and (ii) a portion of the bonus is payable at the discretion of the Compensation Committee. For the equity-based incentive component, we believe the following mitigates the incentive for risky behavior: (i) the Board has previously established share ownership guidelines for the executive officers to align their interests with those of the stockholders; (ii) the grants and terms of restricted stock are established by the Committee; and (iii) the Committee granted restricted stock rather than options to avoid the risky behavior associated with trying to maximize stock price. In addition, there are no formulaic compensation arrangements that could create unintended compensation and the Compensation Committee has the ability to exercise discretion over all pay; the CEO meets regularly with the Compensation Committee and quarterly with the Compensation Committee, Executive Committee and Audit Committee chairpersons; the Company’s Internal Audit department performs property and other corporate audits to ensure compliance with policies and procedures; the Company maintains a whistleblower hotline; and quarterly disclosure meetings are held with the executive officers and senior management for the purpose of allowing full disclosure of the information that may impact the financial statements and related disclosures.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members for the year ended December 31, 2013 were Ms. Rosenberg, Mr. Waterman and Mr. Contis. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2013. For a description of certain transactions with Board members or their affiliates, see “Certain Relationships and Related Transactions.”

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires the Company to allow stockholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to the Company’s fiscal 2013 executive compensation programs and policies and the compensation paid to the named executive officers.
     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.”
As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified executive officers who are accountable for the performance of the Company and to promote an ownership mentality among our executive officers. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our stockholders.
     This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.
Vote Required
Advisory approval of this Say on Pay Proposal requires the affirmative vote of holders of a majority of the votes cast. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
At the 2011 Annual Meeting, the Company’s stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis. The next vote will occur at next year’s Annual Meeting.
Board of Directors Recommendation
     The Board unanimously recommends a vote “FOR” approval of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 4

RATIFICATION OF CERTAIN EQUITY AWARDS PREVIOUSLY
GRANTED TO CERTAIN DIRECTORS, EXECUTIVE OFFICERS AND A CONSULTANT

Introduction

This proposal seeks ratification by our stockholders of certain equity awards previously granted to certain directors, executive officers and a consultant after the expiration of our 1992 Amended and Restated Stock Option and Stock Award Plan (the “1992 Plan”). The awards were timely disclosed in the appropriate periods in our periodic reports on Form 10-Q and Form 10-K, in our annual proxy statements and in each recipient's Section 16 filings.

The 1992 Plan was adopted on December 18, 1991 and was amended and extended on March 23, 2001 with stockholder approval. As of March 23, 2011, when the 1992 Plan expired by its terms, 1,496,024 shares of common stock, or 2.4% of our outstanding shares, remained available for grant under the 1992 Plan, 696,390 of which were available for grant as restricted stock. After March 23, 2011, we granted a total of 419,996 shares of restricted stock, or less than 1.0% of our outstanding shares, to certain directors, executive officers and a consultant (the “Restricted Stock Grants”), of which 36,666 shares were subsequently forfeited before vesting. The terms of the Restricted Stock Grants are the same as awards of restricted stock under the 1992 Plan. As a result of these circumstances, the Restricted Stock Grants were not made under an equity compensation plan approved by our stockholders. However, under Maryland law, the Restricted Stock Grants were duly authorized and validly issued, and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, were validly issued in private placements exempt from registration. In addition, the issuances of the Restricted Stock Grants to our directors and executive officers were timely disclosed in the appropriate periods in our periodic reports on Form 10-Q and Form 10-K, in our annual proxy statements and in each recipient's Section 16 filings. Further, the Restricted Stock Grants were consistent in timing and amount with our historical compensation policies for equity awards to directors and executive officers.

In light of Section 303A.08 of the New York Stock Exchange Listed Company Manual, which requires equity compensation plans to be approved by stockholders, on October 28, 2013, we notified the New York Stock Exchange (“NYSE”) that the Restricted Stock Grants were not made under an equity compensation plan approved by stockholders. We informed the NYSE that at our 2014 Annual Meeting of Stockholders we would ask our stockholders to ratify the Restricted Stock Grants and that we would repurchase from our directors and executive officers the Restricted Stock Grants held by them if our stockholders do not ratify the grants. The directors and executive officers who received the Restricted Stock Grants (the “Recipients”) have entered into lockup agreements pursuant to which they have agreed not to sell or transfer such shares until the Restricted Stock Grants are ratified by our stockholders. By letter dated November 4, 2013, the NYSE notified us that, under these circumstances, it would not take any action against us for this omission to obtain stockholder approval in this instance.

Additional Information

The following table summarizes the Restricted Stock Grants made to our current directors and named executive officers and to our non-executive officer employees and consultant as a group. The numbers of shares shown in the following tables have been adjusted for our 2-for-1 stock split that was effected by and in the form of a stock dividend in July 2013. The closing price of our common stock on March 7, 2014 was $40.68 per share.

Name and Position	Grant Dates	Number of Shares of Restricted Stock
Philip Calian(1) Director & Audit Committee Chairman	5/11/11 through 5/8/13	24,000
David Contis(2) Director	5/11/11 through 5/8/13	12,000
Thomas Dobrowski(2) Director	5/11/11 through 5/8/13	12,000
Thomas Heneghan(3) Co-Vice Chairman (former CEO)	5/11/11 through 5/8/13	44,666
Marguerite Nader(4) President, Chief Executive Officer & Director	1/31/12 through 5/8/13	50,666
Sheli Rosenberg(5) Lead Independent Director & Compensation Committee Chairman	5/11/11 through 5/8/13	32,000
Howard Walker(1) Co-Vice Chairman	5/11/11 through 5/8/13	24,000
Gary Waterman(2) Director	5/11/11 through 5/8/13	12,000
William Young(2) Director	3/13/13 through 5/8/13	4,666
Samuel Zell(6) Chairman	5/11/11 through 5/8/13	92,000
Roger Maynard(7) Executive Vice President - Asset Management	1/31/12 through 2/1/13	45,332
Paul Seavey(8) Executive Vice President, Chief Financial Officer & Treasurer	1/31/12 through 2/1/13	18,000
Patrick Waite(9) Executive Vice President - Property Operations	2/1/2013	6,000
Former Employees (2 persons) and Consultant (10)	1/31/12 through 4/10/13	42,666

(1) Grants for 12,000 of these shares vest one-third six months after the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. Grants for 12,000 of these shares vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant.
(2) These grants vest one-third six months after the date of grant, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant.
(3) Grants for 32,666 of these shares made to Mr. Heneghan as CEO vest in full at the end of the year in which they are granted. Grants for 12,000 of these shares made to Mr. Heneghan as a director vest one-third six months after the date of grant, one-third on the 1st anniversary of the date of grant and one-third on the second anniversary of the date of grant. These grants include 17,166 shares withheld to meet withholding tax obligations for Mr. Heneghan upon vesting of the shares.
(4) Grants for 46,666 of these shares made to Ms. Nader as an executive officer vest in full at the end of the year in which they are granted. Grants for 4,000 of these shares made to Ms. Nader as a director vest one-third six months after the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. These grants include 24,912 shares withheld to meet withholding tax obligations for Ms. Nader upon vesting of the shares.
(5) Grants for 12,000 of these shares vest one-third six months after the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. Grants for 20,000 of these shares vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant.
(6) Grants for 12,000 of these shares vest one-third six months after the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. Grants for 80,000 of these shares vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant.
(7) Grants vest in full at the end of the year in which they are granted. These grants include 16,728 shares withheld to meet withholding tax obligations for Mr. Maynard upon vesting of the shares.
(8) Grants vest in full at the end of the year in which they are granted. These grants include 9,006 shares withheld to meet withholding tax obligations for Mr. Seavey upon vesting of the shares.
(9) Grants vest in full at the end of the year in which they are granted.
(10) Includes 36,666 shares that were forfeited prior to vesting.

Why You Should Vote to Ratify the Restricted Stock Grants

The Board recommends that our stockholders ratify all of the Restricted Stock Grants. The expiration of the 1992 Plan was the result of administrative oversight. Although the Restricted Stock Grants were made after the expiration of the 1992 Plan, the grants did not exceed the maximum number of shares previously approved by stockholders for awards under the 1992 Plan and were less than 1.0% of our outstanding shares. Our three-year average annual equity grant rate, or “burn rate”, for the 2011 - 2013 period, calculated in accordance with our understanding of the methodology used by ISS, was 0.81%, which was substantially lower than ISS’ maximum burn rate guidance of 2.86% for our industry (real estate) classification. In addition, the Board believes the Restricted Stock Grants were consistent with our historical compensation policies for equity awards to directors and executive officers and were appropriate equity incentives to attract and retain the highest caliber of directors and executive officers. Further, the Board believes it is very important to link incentive rewards to Company performance, to encourage stock ownership by directors and executive officers, and to align the interests of our directors and executive officers with those of our stockholders.

Failure to ratify the Restricted Stock Grants would result in a loss to us and our stockholders of these benefits in respect of the Restricted Stock Grants. In addition, if our stockholders fail to ratify the Restricted Stock Grants, we have agreed to repurchase the remaining Restricted Stock Grants currently held by our directors and executive officers (consisting of a total of 311,518 shares, net of shares withheld for tax withholding) for cash at a price per share equal to the average of the closing prices of our common stock on the 10 days prior to the date of the Annual Meeting - a total cost to us of approximately [$___] million based on our closing price of [$__] per share on March 21, 2014. This would substitute cash compensation for equity compensation and accelerate the recognition of federal and state income taxes for the recipients. To the extent a recipient recognizes income in the circumstances described, we will be entitled to a corresponding deduction. Further, the failure to ratify the Restricted Stock Grants would reduce the amount of stock owned by our directors and executive officers, which we consider a key component of our compensation program.

Federal Income Tax Treatment

The following discussion summarizes the material U.S. federal income tax consequences to us and the Recipients in connection with the Restricted Stock Grants under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual Recipient. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Employees receiving restricted stock do not recognize any income upon receipt of the restricted stock. Ordinary income is realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income is equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to us, the employee may not claim a deduction with respect to the income recognized as a result of the election. To the extent required by applicable federal or state law, a Recipient is required to satisfy, in a manner satisfactory to us, any withholding tax obligations that arise by reason of the award. Generally, when an employee disposes of shares acquired under the Restricted Stock Grants, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of the next three most highly compensated executive officers. Under Section 162(m), unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. The Restricted Stock Grants will not qualify as "performance-based."

Vote Required

The ratification of the Restricted Stock Grants requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

Board of Directors Recommendation
     The Board unanimously recommends a vote “FOR” ratification of the Restricted Stock Grants.

PROPOSAL NO. 5

APPROVAL OF OUR 2014 EQUITY INCENTIVE PLAN

The Board recommends that the stockholders approve the adoption of our 2014 Equity Incentive Plan (the "2014 Plan"). The 2014 Plan was approved by our Compensation, Nominating and Corporate Governance Committee, referred to as the Compensation Committee, on March 10, 2014, and by our Board of Directors on March 11, 2014, subject to approval by our stockholders.
If approved, the 2014 Plan will be the sole plan available to us to provide equity incentive compensation to eligible participants. If the 2014 Plan is approved, 3,750,000 shares of common stock will be reserved for grant. Our Board of Directors believes that our 2014 Plan is in the best interest of our stockholders, because equity-based awards help to attract, motivate, and retain talented employees, members of our Board of Directors and other service providers, align employee and stockholder interests, link employee compensation with our performance, and maintain a culture based on employee share ownership. Equity is a significant component of the total compensation of our key executives. Accordingly, we are seeking stockholder approval of the 2014 Plan.
The affirmative vote of holders of a majority of the votes cast at the stockholder meeting at which a quorum is present is necessary to approve the adoption of our 2014 Equity Incentive Plan.
     Our Board unanimously recommends a vote “FOR” the adoption of our 2014 Equity Incentive Plan.

Summary of the Provisions of Our 2014 Equity Incentive Plan
The following summary of our 2014 Plan is qualified in its entirety by the specific language of the plan, a copy of which is attached hereto as Appendix B.
Purpose
The purpose of the 2014 Plan is to:

•	Attract and retain qualified directors, key employees and other service providers and

•	Encourage them to increase their efforts to make our business more successful, whether directly or through our subsidiaries or other affiliates.

Eligible Participants
Qualified key employees, directors, officers, advisors, consultants, and other personnel of ours and our subsidiaries are eligible to participate in the 2014 Plan. In addition, our Compensation Committee may approve the participation of other persons expected to provide significant services to us or our subsidiaries. Our Compensation Committee may also determine that employees of our affiliates may participate in the 2014 Plan. Eligibility for awards under the 2014 Plan generally is determined by our Compensation Committee.
Administration of the 2014 Plan
Our Compensation Committee has the authority to:

•	Administer and interpret the 2014 Plan and any award;

•	Authorize the granting of awards to eligible participants;

•	Determine the eligibility of participants to receive an award;

•
Determine the number of shares of common stock to be covered under any award agreement, considering the position and responsibilities of the eligible participants, the nature and value to us of the eligible participants' present and potential contribution to our success, whether directly or through our subsidiaries, and/or such other factors as our Compensation Committee may deem relevant;

•	Approve the form of award agreement;

•	Determine the terms applicable to each award, which may differ among individual awards and participants, and may include performance goals;

•	Accelerate at any time the exercisability or vesting of all or any portion of any award;

•	Extend at any time the period in which options or stock appreciation rights may be exercised, provided that such awards cannot have a term longer than 10 years;

•	Determine the extent to which the transferability of stock issued or transferred pursuant to an award is restricted;

•	Decide all disputes arising in connection with the 2014 Plan; and

•	Otherwise supervise the administration of the 2014 Plan.

Nevertheless, grants to our independent directors will be made and administered by our Board of Directors rather than our Compensation Committee. References below to our Compensation Committee include a reference to our Board of Directors for those awards with respect to which our Board of Directors is acting as administrator.
Available Shares of Common Stock
If the 2014 Plan is approved, 3,750,000 shares of common stock will be reserved for grant. While equity grants are an important part of our compensation program, we are mindful of our responsibility to our stockholders to appropriately limit the dilution caused by equity awards granted as a form of compensation. We believe that having an equity plan in place with a sufficient number of shares of common stock is critical to our ability to attract, retain and motivate directors, employees and service providers in a highly competitive marketplace and ensures that our executive compensation is structured in a manner that aligns the executives' interests with our success. We believe the 3,750,000 shares of common stock reserved will be sufficient to incentivize and compensate our key employees and service providers for several years.
The numbers of shares of common stock available for grant under the 2014 Plan at any given time will include:

•	Shares of common stock subject to outstanding awards made under the 2014 Plan that are later cancelled, expire, are forfeited or lapse for any reason and

•	Shares of common stock subject to any restricted stock unit, dividend equivalent right or other equity-based award (other than stock options and stock appreciation rights) that are settled in cash.

In addition, awards granted in substitution, assumption, continuation or adjustment of awards remaining available for grant under our 2014 Plan pursuant to a change in control or other corporate transaction will not count against the number of shares of common stock remaining available for issuance under the 2014 Plan. Furthermore, the shares of common stock available under a stockholder-approved plan of an entity acquired by us will be available for awards granted to individuals who were not employees of ours immediately before such acquisition, and will not count against the number of shares of common stock remaining available for issuance under the 2014 Plan.
Awards Under the 2014 Plan
The 2014 Plan authorizes grants of incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and other forms of equity-based compensation.
Our Compensation Committee (or our Board of Directors with respect to awards made to members of the Compensation Committee) determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the 2014 Plan.
Stock Options. The terms of specific options, including whether options shall constitute "incentive stock options" for purposes of Section 422(b) of the Code, and any applicable vesting conditions, will be determined by our Compensation Committee. The exercise price of an option will be determined by our Compensation Committee and reflected in the applicable award agreement. The exercise price may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of our common stock on the date of grant. Each option will expire after the period specified in the award agreement (as may be extended by our Compensation Committee), which will not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). Options will be exercisable at such times and subject to such terms as determined by our Compensation Committee. Our Compensation Committee may permit the recipient to exercise the option without the payment of the exercise price and to receive common stock with a fair market value equal to the excess of the fair market value of the shares of stock with respect to which the option is being exercised over the exercise price of the option with respect to those shares.
Stock Appreciation Rights. The terms of specific stock appreciation rights, including any applicable vesting conditions, will be determined by our Compensation Committee. The exercise price of stock appreciation right will be determined by our Compensation Committee and reflected in the applicable award agreement. The exercise price may not be lower than 100% of the fair market value of our common stock on the date of grant. Each stock appreciation right will expire after the period or periods specified in the award agreement (as may be extended by our Compensation Committee), which will not exceed ten years from the date of grant. Stock appreciation rights will be exercisable at such times and subject to such terms as determined by our Compensation Committee.
Restricted Stock. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our Compensation Committee may impose at the date of grant. Grants of restricted stock may be subject to service and/or performance-based vesting restrictions as determined by our Compensation Committee. Unless otherwise provided in an applicable award agreement, a participant granted restricted stock will have all the rights of a stockholder of our company, including the right to vote the stock and the right to receive any cash dividends currently or when the shares of stock vest, as determined by our Compensation Committee. Holders of restricted stock are prohibited from selling the shares of stock until they vest.
Restricted Stock Units. Restricted stock units will vest as provided in the applicable award agreement. A restricted stock unit represents a right to receive the fair market value of a share of common stock, or, if provided by our Compensation Committee, the right to receive the fair market value of a share of common stock in excess of a base value established by our Compensation Committee at the time of grant. Restricted stock units generally may be settled by transfer of common stock or, if so determined by our Compensation Committee, in cash. Unless otherwise provided in the applicable award agreement, the settlement date with respect to a restricted stock unit is the first day of the month to follow the date on which the restricted stock unit vests.
Dividend Equivalent Rights. A dividend equivalent right is a right to receive (or have credited) the equivalent value (in cash or common stock) of cash distributions made on common stock. A dividend equivalent right granted in connection with an award of options or stock appreciation rights will be paid regardless of whether the option or stock appreciation right is exercised. Our Compensation Committee may provide that amounts payable with respect to dividend equivalent rights will be converted into cash or additional common stock. Our Compensation Committee may establish other limitations and conditions of awards of dividend equivalent rights as it deems appropriate. A dividend equivalent right granted with respect to an award subject to performance-based vesting conditions may not be payable unless and until such conditions have been met. Our Compensation Committee may establish a program under which participants can defer dividend equivalent rights or have restricted stock units credited upon a grant of dividend equivalent rights.
Other Stock-Based Awards. The 2014 Plan authorizes our Board of Directors to grant other awards based upon our common stock.
Performance Goals
In the case of any grant intended to qualify as performance-based compensation under Section 162(m) of the Code, other than options and stock appreciation rights, the Compensation Committee will define in accordance with Section 162(m) objective performance criteria and establish performance goals based on our overall performance, or the performance of a division, business unit, or the participant. Each such award will be earned only upon the achievement of the applicable performance goals. However, our Compensation Committee may adjust or modify the calculation of performance goals for a performance cycle in order to prevent the dilution or enlargement of the rights of a participant in connection with a change in control or any unusual or extraordinary corporate item, transaction, event or development, with any other unusual or nonrecurring events affecting us or our financial statements, or with changes in applicable laws, regulations, accounting principles, or business conditions. Our Compensation Committee will meet after the performance cycle to review and certify in writing whether, and to what extent, the performance goals have been achieved, and determine the actual size of each award. The Compensation Committee may reduce or eliminate the amount payable if, in its judgment, such reduction or elimination is appropriate. In addition, our Compensation Committee may determine to waive the performance conditions so that the award will no longer qualify as performance-based compensation under Section 162(m) of the Code.
The maximum number of shares of common stock that can be granted to a participant of the 2014 Plan in one fiscal year is 500,000 shares or $5,000,000 if the award is settled in cash.

The performance criteria that may be considered by our Compensation Committee to establish performance goals for awards intended to qualify as performance-based compensation under Section 162(m) of the Code are:

•	Total stockholder return;

•	Growth in funds from operations and normalized funds from operations, as defined in Appendix A;

•	Revenues;

•	Net income;

•	Common stock price and/or earnings per share;

•	Dividend growth;

•	Return on assets,

•	Net assets and/or capital;

•	Return on stockholders' equity;

•	Debt/equity ratio;

•	Working capital;

•	Financial performance versus our peers;

•	Economic value added;

•	Acquisitions;

•	Expense reductions; and

•	Adherence to strategic plan.

Such performance criteria may be measured either in absolute terms or on an incremental basis, on a per share basis, or based on results compared to our peer group. As noted above, in certain circumstances, our Committee, in its discretion, may adjust or modify the calculation of these performance goals for a performance cycle.
Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code can be based upon other performance criteria determined and evaluated by our Compensation Committee in its sole discretion.
Adjustments in Connection with a Change in Control or Other Corporate Transaction
In the event of certain mergers, corporate reorganizations, share splits or other events, our Compensation Committee will make certain adjustments to the awards granted or that may be granted under the 2014 Plan (including the number and kind of stock that may be granted, the number and kind of stock or other property underlying outstanding awards, the exercise price, if applicable of outstanding awards, and the per‑person limits), and may otherwise take actions which, in its discretion, are necessary to preserve the rights of the participants. If such adjustments increase or decrease the amount of stock subject to all outstanding awards, the number of shares of common stock available under the 2014 Plan will be adjusted proportionately.
Upon a change in control, our Compensation Committee generally may take one or more of the following actions as it determines necessary with respect to all or some outstanding awards:

•	Provide that all (or some) outstanding awards will become fully or partially vested or, if applicable, exercisable;

•
Cash‑out options and stock appreciation rights for an amount equal to the difference, if any, between the consideration received by our stockholders in connection with the change in control and the applicable exercise price;

•	Permit the exercise of options and stock appreciation rights within a specified period of time prior to the change in control;

•	Provide that awards will be assumed or continued by the successor entity;

•
Provide that awards will be substituted with new awards of the successor entity or its parent, making appropriate adjustments to the number and kind of stock and, if appropriate, the exercise price; or

•	Other adjustments if our Compensation Committee determines that such adjustments do not have a material and adverse impact on the participants.

Tax Withholding
Participants under the 2014 Plan are responsible for the payment of any U.S. federal, state or local taxes, including those that we are required by law to withhold upon any option exercise or vesting or settlement of other awards. Subject to the terms of the Award Agreement or approval by our Compensation Committee, participants may elect to have their tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to the exercise of an option or stock appreciation right, or the vesting or settlement of another award, or by transferring to us shares of common stock having a value up to the amount of such taxes.

Amendment and Termination
If the 2014 Plan is approved, we will be able to grant awards until the 10th anniversary of the plan's approval. Our Board of Directors generally may amend the 2014 Plan as it deems advisable, except that the 2014 Plan may not be amended without stockholder approval if the absence of such approval would cause the 2014 Plan to fail to comply with any applicable legal requirement or applicable stock exchange or similar rule, and no amendment may materially and adversely affect a participant with respect to an award previously granted without such participant's consent unless such amendment is required in order to comply with applicable laws.
Repricing
Neither our Board of Directors nor our Compensation Committee may replace outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash or other awards (other than cash or other awards with a value equal to the excess of the fair market value of the shares subject to such outstanding option or stock appreciation right at the time of cancellation over the exercise or grant price for such shares), or may amend outstanding options or stock appreciation rights (including amendments to adjust the exercise or grant price) unless such replacement or adjustment (i) is subject to and approved by our stockholders or (ii) would not be deemed to be a repricing under the rules of the New York Stock Exchange.
Clawback Policy
To the extent required by applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any policy that may be adopted by us, amounts paid or payable pursuant to the 2014 Plan will be subject to clawback to the extent necessary to comply with such laws or policies, including forfeiture of awards and repayment of amounts paid or payable pursuant to the 2014 Plan.
Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of awards under the 2014 Plan. This summary is based upon the Code, the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not address other federal taxes (such as the alternative minimum tax, employment taxes, or gift or estate taxes) or tax considerations under state, local or foreign laws. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular participant in the 2014 Plan in light of its tax circumstances, or to participants subject to special tax rules.
Incentive Stock Options
In general, the grant and the exercise of an incentive stock option will not result in taxable income to an option holder or in a deduction for us. To receive special tax treatment as an incentive stock option under the Code, the option holder cannot dispose of the shares of common stock acquired upon exercise of the incentive stock option within the later of two years after the option is granted or one year after the transfer of the stock to the option holder upon the exercise of the option. In addition, the option holder must be an employee of ours or of a qualified subsidiary at all times between the date of grant and the date three months (or one year in the case of disability) before exercise of the option. Note that special rules apply in the case of the death of the option holder. The treatment of incentive stock options under the Code generally allows any gain resulting from the sale of shares of common stock received upon exercise to be treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, if the option holder satisfies the holding period rules described in this paragraph, the exercise of an incentive stock option will give rise to income includable by the option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax. The includible amount will be the excess of the fair market value of the of the underlying shares of common stock on the exercise date over the exercise price of the option.
If the option holder does not satisfy the holding period rules noted above, certain gain recognized on the disposition of the shares of common stock acquired upon the exercise of an incentive stock option will be ordinary income. This gain will be equal to the difference between the exercise price and the fair market value of the stock at the time of exercise (special rules may apply if the amount realized is less than the value at exercise.) We generally will be entitled to a deduction for U.S. federal income tax purposes equal to the amount of gain included by an option holder as ordinary income. Any excess of the amount realized upon the option holder's disposition over the fair market value of a share of common stock at exercise generally will be long-term or short-term capital gain depending on the holding period involved. However, special tax rules may apply if the option holders pay the exercise price by any means other than a cash payment.
Non‑Qualified Stock Options
A holder of a non‑qualified stock option will not recognize income at the time of grant. However, the option holder will generally recognize ordinary income at the time the non‑qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. We generally will be entitled to a deduction for U.S. federal income tax purposes in the same amount as the amount included by the option holder in ordinary income with respect to his or her non‑qualified stock option.
Gain or loss on a subsequent sale or other disposition of the shares of common stock acquired upon the exercise of a non‑qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and generally will be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares of common stock acquired upon the exercise of a non‑qualified stock option will be equal to the sum of the exercise price of the non‑qualified stock option and the amount included in income with respect to the option. However, special tax rules may apply if the option holder pays the exercise price by any means other than a cash payment.
Stock Appreciation Rights
A holder of a stock appreciation right will not recognize income at the time of grant. However, the holder will generally recognize ordinary income at the time the stock appreciation right is exercised in an amount equal to the fair market value of the shares of common stock issued to the holder on the exercise date or the amount of cash received by the holder upon exercise. We generally will be entitled to a deduction for U.S. federal income tax purposes in the same amount as the amount included by the holder in ordinary income with respect to his or her stock appreciation right.
If the stock appreciation right is settled in shares of common stock, gain or loss on a subsequent sale or other disposition of such shares will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and generally will be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares of common stock acquired upon the exercise will be equal to the sum of the exercise price of the stock appreciation right, if paid by the holder, and the amount included in income with respect to the stock appreciation right. However, special tax rules may apply if the holder pays the exercise price by any means other than a cash payment.
Restricted Stock
Unless a holder of a restricted stock makes an "83(b) election" (as discussed below), there generally will be no tax consequences upon the grant of restricted stock or at any time until the restricted stock is no longer subject to a substantial risk of forfeiture or is transferable (free of the risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income (and we will be entitled to a deduction for federal income tax purposes) equal to the difference between the fair market value of the stock at such time and the amount, if any, paid by the holder for the restricted stock. Subsequent changes in the value of the stock generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the stock is held prior to its disposition. Unless an "83(b) election" is made (as discussed below), dividends on stock subject to restrictions generally will be considered compensation income.
In general terms, if a holder makes an election under Section 83(b) of the Code within 30 days of the grant of restricted stock, the holder will recognize ordinary income on the date of grant (and we will be entitled to a deduction) equal to (i) the fair market value of the restricted stock as though the stock were not subject to a substantial risk of forfeiture or transferable, minus (ii) the amount, if any, paid for the restricted stock. If an 83(b) election is made, generally, there will be no tax consequences to the holder when the stock is no longer subject to a substantial risk of forfeiture or is transferable, and all subsequent appreciation or depreciation in the restricted stock generally will be eligible for capital gains treatment.
Restricted Stock Units
The restricted stock units have been designed with the intention that there will be no tax consequences until payment is made to the participant with respect to the restricted stock unit. When payment is made, the participant generally will recognize ordinary income (and we will generally be entitled to a deduction) equal to the fair market value of the shares of common stock and/or cash, as applicable, received upon payment.

Dividend Equivalent Rights
There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent right generally will recognize ordinary income (and we generally will be entitled to a deduction) equal to the amount received in respect of the dividend equivalent.
Securities Exchange Act of 1934, as amended
Additional special tax rules may apply to award holders subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934, as amended.
New Plan Benefits
The number of shares of common stock and types of awards that may be granted to our named executive officers, independent directors and other participants under the 2014 Plan are not yet determinable, because the amounts and types of awards and selection of participants are subject to the discretion of our Compensation Committee or Board of Directors.
Assuming the 2014 Plan is approved by our stockholders, we anticipate that our Compensation Committee or Board of Directors will make equity awards to our Directors and named executive officers for 2014 that will be consistent with the annual awards made in prior years.

Historical Grant Information
As of the record date of the annual meeting, March 7, 2014, 9,729,280 shares of common stock had been issued to our Board of Directors, named executive officers, and other employees and consultants as compensation under our 1992 Plan, and 1,085,600 of such shares remained outstanding under the applicable award agreements. In addition, as of March 7, 2014, 383,330 shares of common stock had been issued to our Board of Directors, named executive officers, and other employees as compensation other than pursuant to our 1992 Plan, and 99,788 of such shares remained outstanding under the applicable award agreements. For further information about awards to our named executive officers, see "Compensation Discussion and Analysis." For further information about awards to our directors, see "Proposal No. 1: Election of Directors-Director Compensation."
The following table sets forth information regarding outstanding options, warrants and rights under our 1992 Plan and equity compensation plans not approved by stockholders, rights to acquire shares of common stock outstanding and shares of common stock available for issuance under our 1997 Non-Qualified Employee Stock Purchase Plan, the ESPP, in each case as of December 31, 2013. The material terms of our 1992 Plan are described in "Equity Compensation Plan Information-1992 Stock Option and Stock Award Plan." The material terms of our ESPP are described in our Form 10K - Note 4 "Common Stock and Other Equity Related Transactions".

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available at fiscal year‑end for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
1992 Stock Option and Stock Award Plan	1,085,600(1)	$21.95	—
1997 Non-Qualified Employee Stock Purchase Plan	—	—	530,867 (2)
Equity compensation plans approved by stockholders	1,085,600	$21.95	530,867

Equity compensation plans not approved by stockholders	—	—	—

Total	1,085,600	$21.95	530,867

(1)
This amount represents the total number of shares of common stock issuable pursuant to outstanding stock options granted to our named executive officers, directors and employees under the 1992 Plan. From 2005 to 2009, Mr. Zell chose to receive his equity awards in the form of stock options totaling 1,080,000 shares. Upon joining the Board in 2009, Mr. Contis chose to receive his equity award in the form of stock options totaling 5,600 shares. These shares are fully vested.

(2)	This amount represents shares of common stock available for issuance under our ESPP.

Stockholders are being asked in Proposal 4 to ratify the 383,330 shares of restricted stock that were not granted pursuant to the 1992 Plan and ESPP as set forth in the table above.  The material terms of such awards are set forth in Proposal 4 and the Summary Compensation and Director Compensation sections of the Proxy Statement.
Vote Required
The affirmative vote of holders of a majority of the votes cast is necessary to approve the 2014 Equity Incentive Plan.
Board Recommendation
    The Board unanimously recommends a vote “FOR” the proposal to approve the 2014 Equity Incentive Plan.

PROPOSAL NO. 6
STOCKHOLDER PROPOSAL REGARDING A REPORT ON POLITICAL CONTRIBUTIONS
Stockholder Proposal
In accordance with SEC rules, the Company has set forth below a stockholder proposal, along with the supporting statement of the stockholder proponents as they were submitted to the Company, for which the Company and the Board accept no responsibility. The stockholder proposal will be submitted to a vote of the stockholders at the Annual Meeting. As explained below, the Board unanimously recommends that you vote AGAINST the stockholder proposal.
Pamela J. Bournival, 2123 DeSoto Rd., Sarasota, FL 34234‑3144, beneficial owner of 200 shares of Common Stock, and Reinvestment Partners, 110 E. Greer St., Durham, NC 27701, beneficial owner of 93.0491 shares of Common Stock, are the proponents (the “Proponents”) of the following stockholder proposal.
RESOLVED, the Board should authorize the preparation of a report, updated annually, disclosing:
1.    Company policy and procedures governing political contributions made to legislators, regulators, and for ballot initiatives, including any done on our Company’s behalf by trade associations. The disclosure should include both direct and indirect contributions and grassroots communications.
2.    A listing of payments (both direct and indirect, including payments to trade associations or others) used for direct and grassroots communications, including the amount of the payment and the recipient.
3.    Membership in and payments to any tax-exempt organization that writes and endorses model legislation on either the federal, state or local municipal level.
4.    Description of the decision making process and oversight by the management and Board for
a. direct and indirect political contributions or expenditures; and
b. payment for grassroots expenditures.
For purposes of this proposal, a “grassroots communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation. Both “political contribution” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee of the Board or other relevant oversight committees and posted on ELS’s website.
Supporting Statement
As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to Equity Lifestyle Properties’ long-term interests.
ELS made political contributions with company resources to state candidates and campaigns in Illinois, California and Florida from 2006-2010 (followthemoney.org). The two vice chairmen and the CEO of ELS are active in three trade associations - NAREIT, MHI, and Real Estate Roundtable - which made combined federal lobbying expenditures of $7,747,194 during the twelve months ending September 30, 2013according to Senate disclosure reports. The political action committees of these trade associations made political contributions totaling $2,014,272 in the 2012 campaign cycle (opensecrets.org).
No uniform disclosure of political spending exists at the state level. ELS executive Eric Zimmerman is on the board of the

Florida Manufactured Housing Association, which made state campaign contributions of $143,000 in 2012 and spent up to $239,992 lobbying the state government during the twelve months ending September 30, 2013 (http://www.leg.state.fl.us/lobbyist/).
Shareholders currently have no way of knowing the amount of ELS funds going to trade associations at the national and state levels, nor the breadth of the company’s involvement in these trade associations. ELS does not disclose its memberships in, or payments to, trade associations. Nor does ELS disclose the portions of such amounts used for lobbying and political spending.
This proposal received approximately 46% support in 2013. We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots political spending.
Statement of the Board Recommending a Vote AGAINST the Stockholder Proposal
The Board has carefully considered the proposal, and it believes that the adoption of the proposal is unnecessary and would not be in the best interests of the Company or its stockholders. A virtually identical proposal was presented to our stockholders last year by one of the same Proponents, and was rejected by the stockholders by a majority of 54%.
The Board believes that the proposal represents the interests of a small minority of stockholders, who seek to reduce the rate of rent charged by the Company at certain of its properties through rent control regulations, disparaging news articles about the Company, and demonstrations at the Company’s properties. Pam Bournival, one of the Proponents, is the secretary and a member of the Board of Directors of the National Manufactured Home Owner’s Association, whose published goals for 2013 included “protest[ing] the business practices of ELS.” Reinvestment Partners, the other Proponent, is a nonprofit group whose published goals include “seek[ing] to address the systemic shortcomings of the land-lease park by giving residents more control over the land where their homes are located.” Following the Company’s 2013 annual meeting of stockholders, Pam Bournival was part of a group that asked to be recognized by the Company as a national bargaining representative for residents who live at the Company’s communities. The Company believes that these individuals and groups represent interests that are adverse to the interests of the Company and its stockholders.
We value our residents and we are committed to providing them with an excellent lifestyle and outstanding communities in which to live. We also recognize that we have an obligation to our stockholders to charge our residents rent that is commensurate with the market for housing in the area, which we believe the vast majority of our residents understand and accept.
The Board believes, as evidenced by the Proponents’ past statements and actions, that this proposal is, in part, an attempt to maintain rent control regulations by drawing attention to or dissuading the Company from making political contributions in opposition to such regulations. As part of the Company’s effort to realize the value of its properties that are subject to rent control, it made certain political contributions in 2008 in support of Proposition 98 in California, which if approved would have phased out rent control in California. Reinvestment Partners, one of the Proponents, identified that contribution as a basis for its virtually identical proposal that the stockholders rejected last year.
The Company’s goal is to achieve a level of regulatory fairness in rent control jurisdictions, and in particular those jurisdictions that prohibit increasing rents to market upon turnover. Such regulations allow tenants to sell their homes for a price that includes a premium above the intrinsic value of the homes. The premium represents the value of the future rent discounts resulting from rent control, which is fully capitalized into the prices of the homes sold. In the Company’s view, such regulations result in a transfer to the tenants of the value of the Company’s land, which would otherwise be reflected in market rents. The Company is cognizant of the need for affordable housing in these jurisdictions, but asserts that restrictive rent regulation does not promote this purpose because tenants pay to their sellers as part of the purchase price of the home all the future rent savings that are expected to result from the rent control regulations, eliminating any supposed improvement in the affordability of housing. In a more well-balanced regulatory environment, the Company would receive market rents that would eliminate the price premium for homes, which would trade at or near their intrinsic value.
As the Proponents indicate, the Company participates in certain trade organizations - including NAREIT and MHI - that support, among other industries, the manufactured housing (“MH”) and RV park industries as a whole. The Company is not a member of and does not pay dues or make other payments to the Real Estate Roundtable. NAREIT, the National Association of Real Estate Investment Trusts, is a national trade association for publicly traded real estate companies, and has approximately 235 public and private REITS as members. MHI, the Manufactured Housing Institute, is the national trade organization for all segments of the manufactured housing industry, and has approximately 265 members including MH manufacturers, MH owners, MH lenders and other firms involved in the manufactured home industry. These organizations endeavor to achieve goals that include enhancement of the public image of the industries they represent, education about these industries and education about issues that affect these industries, industry best practices, and legislative activity related to matters that affect these industries as a whole, and not just the Company. While the Company pays membership dues and fees to these trade organizations, the organizations are supported by many other companies and groups. Accordingly, there may be instances where an organization’s political stances on certain issues may diverge from the Company’s views.

The Company has a policy that requires all political contributions to be approved in writing by the office of the Company’s General Counsel. This policy does not prevent the Company from advocating a position, expressing a view, or taking other appropriate action with respect to any legislative or political matters affecting the Company or its interests.
The Company is committed to complying with laws and regulations governing federal and state political contributions, including all applicable disclosure requirements, and adheres to the highest standards of ethics and transparency in engaging in any political activities.
The Company believes this proposal is duplicative and unnecessary, as a comprehensive regulatory system of reporting and accountability for political contributions already exists. Because recipients of the Company’s political contributions generally must disclose the identity of donors and the amount of their contributions, this proposal, if adopted, would impose additional costs and administrative burdens on the Company without conferring a commensurate benefit to stockholders. Additionally, given the Company’s limited use of corporate funds for these purposes, the preparation of the report requested in this proposal would result in an unnecessary and unproductive use of Company resources.
Vote Required
The affirmative vote of holders of a majority of the votes cast is necessary to approve the stockholder proposal regarding a report on political contributions.
Board Recommendation
    The Board unanimously recommends a vote “AGAINST” the stockholder proposal regarding a report on political contributions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
This table sets forth information with respect to persons who are known to own more than 5% of the outstanding shares of Common Stock as of March 7, 2014.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
FMR LLC (2)	12,499,254	15.0%
245 Summer Street
Boston, Massachusetts 02210

The Vanguard Group, Inc. (3)	10,254,000	12.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Samuel Zell and entities affiliated with Samuel Zell (4)	7,296,018	8.8%
Two North Riverside Plaza
Chicago, IL 60606

BlackRock, Inc. (5)	5,384,769	6.5%
40 East 52nd Street
New York, New York 10022

Vanguard Specialized Funds - Vanguard REIT Index Fund (6)	5,353,654	6.4%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

_________

(1)
MHC Operating Limited Partnership (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own units of limited partnership interest (“OP Units”) which are convertible into an equivalent number of shares of Common Stock. In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2013, FMR LLC is the beneficial owner of 12,499,254 shares of Common Stock and has sole voting power over 775,087 shares of Common Stock and sole dispositive power over 12,499,254 shares of Common Stock.

(3)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2013, The Vanguard Group, Inc. is the beneficial owner of 10,254,000 shares of Common Stock and has sole voting power over 143,011 shares of Common Stock and sole dispositive power over 10,139,689 shares of Common Stock.

(4)
Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days of the Record Date owned as follows. A portion of these amounts have been pledged as security for certain loans.

	Common Stock	OP Units	Options
Samuel Zell	1,714,182	—	1,080,000
Samuel Zell Revocable Trust	201,102	—	—
Helen Zell Revocable Trust	8,000	—	—
SZJT Holdings, L.L.C.	—	196,542	—
SZKT Holdings, L.L.C.	—	196,542	—
SZMT Holdings, L.L.C.	—	196,548	—
Samstock, L.L.C.	892,000	—	—
Samstock/SZRT, L.L.C.	588,266	27,282	—
Samstock/ZGPI, L.L.C.	12,006	—	—
Samstock/ZFT, L.L.C.	17,774	—	—
Samstock/Alpha, L.L.C.	17,774	—	—
ZFTGT Holdings, L.L.C.	—	64,280	—
ZFTJT Holdings, L.L.C.	—	299,970	—
ZFTKT Holdings, L.L.C.	—	299,970	—
ZFTMT Holdings, L.L.C.	—	299,968	—
Zell General Partnership, Inc.	—	24,066	—
EGI Holdings, Inc.	—	1,159,746	—
TOTALS:	3,451,104	2,764,914	1,080,000
Mr. Zell does not have a pecuniary interest in the 8,000 shares of Common Stock shown above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.
The number in the table includes 939,554 shares of Common Stock and 2,737,632 OP Units in which Mr. Zell has a pecuniary interest, but with respect to which he does not have voting or dispositive power. These shares of Common Stock and OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, LLC. (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Mr. Zell disclaims beneficial ownership of such 939,554 shares of Common Stock and 2,737,632 OP Units, except to the extent of his pecuniary interest therein.

(5)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2013, BlackRock Inc. is the beneficial owner of and has sole dispositive power over 5,384,769 shares of Common Stock and has sole voting power over 4,834,021 shares of Common Stock.

(6)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2013, Vanguard Specialized Funds – Vanguard REIT Index Fund is the beneficial owner of and has sole voting power over 5,353,654 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of March 7, 2014, certain information with respect to the Common Stock and Preferred Stock that may be deemed to be beneficially owned by each director of the Company, by the named executive officers as of December 31, 2013 and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the Common Stock shares set forth in the following table. Shares of Preferred Stock do not have voting rights.

Name of Beneficial Holder	Shares of Common Stock (1)	Common Stock Shares Upon Exercise of Options (2)	Total Shares of Common Stock	Percentage of Common Stock Class (3)	Depositary Shares (4)	Percentage of Preferred Stock Class
Philip Calian	82,000	—	82,000	*	5,000	*
David Contis	20,000	5,600	25,600	*	—	*
Thomas Dobrowski (5)	42,057	—	42,057	*	3,000	*
Thomas Heneghan (6)	332,596	—	332,596	*	40,000	*
Roger Maynard	135,080	—	135,080	*	8,000	*
Marguerite Nader	52,708	—	52,708	*	16,000	*
Sheli Rosenberg (7)	574,166	—	574,166	*	28,000	*
Paul Seavey	8,996	—	8,996	*	1,500	*
Patrick Waite	9,000	—	9,000	*	—	*
Howard Walker	46,967	—	46,967	*	—	*
Gary Waterman	242,545	—	242,545	*	40,000	*
William Young	4,666	—	4,666	*	—	*
Samuel Zell (8)	6,216,018	1,080,000	7,296,018	8.8%	188,000	3.5%
Directors and Executive Officers as a group (13 persons)	7,766,799	1,085,600	8,852,399	10.6%	329,500	6.1%
____________
* Less than 1%

(1)	The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.

(2)	The amounts shown in this column reflect shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)
In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(4)	Depositary shares represent 1/100th of a share of the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock.

(5)	The 3,000 depositary shares are held in a margin account.

(6)	Includes 130,236 shares of Common Stock beneficially owned by Mr. Heneghan’s spouse, as to which Mr. Heneghan disclaims beneficial ownership.

(7)
Includes 23,060 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 23,060 shares of Common Stock. Also includes approximately 201,128 shares of Common Stock and 20,000 depositary shares beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership.

(8)	Mr. Zell does not have a pecuniary interest in 8,000 shares of Common Stock reported above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.
The number in the table includes 939,554 shares of Common Stock and 2,737,632 OP Units in which Mr. Zell has a pecuniary interest but with respect to which he does not have voting or dispositive power. These shares of Common Stock and OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Mr. Zell disclaims beneficial ownership of such 939,554 shares of Common Stock and 2,737,632 OP Units, except to the extent of his pecuniary interest therein.
Approximately 2.4 million OP Units as to which Mr. Zell does not have beneficial interest are pledged as security for certain loans. Approximately 2.8 million shares of Common Stock as to which Mr. Zell does not have beneficial interest are pledged as security for certain loans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in our Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Senior Vice President and General Counsel. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.
Riverside Portfolio acquisition
On August 1, 2013, we closed on the Riverside Acquisition. Patrick Waite, our Senior Vice President of Operations, was formerly employed by an affiliate of Riverside Communities, as a result of which he had financial interests in the sale that resulted in him receiving his share in cash upon the closing of the acquisition. Mr. Waite did not participate in our management’s analysis, decision-making or recommendation to the Board of Directors with respect to the acquisition. In addition, David Helfand, the founder and CEO of Riverside Communities, served in various positions with us before 2005, including at various times as our Chief Financial Officer, Chief Executive Officer, and as a member of our Board of Directors. Mr. Helfand is currently Co-President of Equity Group Investments, L.L.C., an entity affiliated with Sam Zell, Chairman of our Board of Directors.
Corporate Headquarters
We lease office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, Chairman of our Board of Directors. Payments made in accordance with the lease agreement to this entity amounted to approximately $1.4 million, $0.9 million, and $1.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Other
On October 18, 2012, our Chief Executive Officer at that time, Thomas Heneghan, accepted an offer to become Chief Executive Officer of Equity International Management, LLC (“Equity International”), effective in February 2013, and he resigned as our Chief Executive Officer effective February 1, 2013. During the period from October 18, 2012 through February 1, 2013, Mr. Heneghan continued to serve as our Chief Executive Officer, but he also performed certain services for Equity International, an entity affiliated with Mr. Zell, Chairman of our Board of Directors. We paid Mr. Heneghan his regular compensation through February 1, 2013. However, in our consideration for allowing Mr. Heneghan to perform certain services for Equity International during this period, we and Equity International agreed that Equity International would reimburse us for a portion of Mr. Heneghan’s compensation in the amount of $0.3 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2013, all appropriate Section 16(a) forms were filed in a timely manner, except for one Form 3 that was inadvertently filed late by Mr. John Los after he was appointed our Chief Accounting Officer on March 13, 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
Stockholder proposals intended to be presented at the 2015 Annual Meeting must be received by the Secretary of the Company no later than November 28, 2014, in order to be considered for inclusion in the Company’s proxy statement and on the proxy card that will be solicited by the Board in connection with the 2015 Annual Meeting.
In addition, if a stockholder desires to bring business before an Annual Meeting of Stockholders, which is not the subject of a proposal for inclusion in the Company’s proxy materials, the stockholder must follow the advance notice procedures outlined in the Company’s Bylaws. The Company’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting or propose business for consideration at such Annual Meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s Annual Meeting. The 2014 Annual Meeting is scheduled for May 13, 2014. Therefore, if a stockholder desires to present a proposal for the 2015 Annual Meeting without seeking to include the proposal in the Company’s proxy materials, the Company must receive notice of the proposal no earlier than February 12, 2015 and no later than March 14, 2015. Copies of the Bylaws may be obtained from the Secretary of the Company by written request.
2013 ANNUAL REPORT
Stockholders are concurrently being furnished with a copy of the Company’s 2013 Annual Report and Annual Report on Form 10-K. Additional copies of the 2013 Annual Report and Annual Report on Form 10-K and of this Proxy Statement are available at http://www.astproxyportal.com/ast/26115 or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice, please notify us, by directing your request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: Kenneth Kroot, Secretary, Telephone: 312-279-1400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.
OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Kenneth A. Kroot
Senior Vice President, General Counsel
and Secretary

March xx, 2014
Chicago, Illinois

Appendix A
EQUITY LIFESTYLE PROPERTIES, INC.
Supplemental Information for the Compensation Discussion and Analysis in the
Proxy Statement for the 2014 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement contains Funds from Operations (“FFO”), a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance. We define FFO as net income, computed in accordance with GAAP, excluding gains and actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, impairments, if any, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We receive up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. Normalized Funds from Operations (“Normalized FFO”) is a non-GAAP measure. We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; and d) other miscellaneous non-comparable items.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of depreciation, amortization and actual or estimated gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt, property acquisition and other transaction costs related to mergers and acquisitions and the change in fair value of our contingent consideration asset from Normalized FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties.

In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items. Investors should review FFO and Normalized FFO along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Normalized FFO presented herein is not necessarily comparable to normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount. FFO and Normalized FFO do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents a calculation of Normalized FFO for the years ended December 31, 2013, 2012, 2011, 2010, and 2009 (amounts in thousands):

Computation of Normalized Funds From Operations:	2013	2012	2011	2010	2009
Net income available for common shares	$106,919	$54,779	$22,775	$38,354	$34,005
Income allocated to common OP units	9,706	5,067	3,105	5,903	6,113
Series B Redeemable Preferred Stock Dividends	—	—	466	—	—
Right-to-use contract upfront payments, deferred, net	5,694	6,694	11,936	14,856	18,882
Right-to-use contract commissions, deferred, net	(2,410)	(3,155)	(4,789)	(5,525)	(5,729)
Depreciation on real estate assets	101,694	96,530	78,897	68,125	69,049
Depreciation on real estate assets, discontinued operations	1,536	2,832	1,250	—	—
Depreciation on rental homes	6,535	5,553	4,116	2,827	2,361
Amortization of in-place leases	1,940	39,467	23,126	—	—
Amortization of in-place leases, discontinued operations	—	5,656	5,347	—	—
Depreciation on unconsolidated joint ventures	960	1,166	1,228	1,218	1,250
(Gain) loss on sale of property, net of tax	(41,525)	(4,596)	—	231	(5,488)
Funds from operations available for common shares	191,049	209,993	147,457	125,989	120,443
Change in fair value of contingent consideration asset	1,442	(462)	—	—	—
Transaction costs	1,963	157	18,493	377	694
Early debt retirement	37,844	—	—	—	—
Goodwill Impairment	—	—	—	3,635	—
Normalized FFO available for common shares	$232,298	$209,688	$165,950	$130,001	$121,137

Appendix B

EQUITY LIFESTYLE PROPERTIES, INC. 2014 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS
Page

1.	DEFINITIONS 1

2.	EFFECTIVE DATE AND TERMINATION OF PLAN 6

3.	ADMINISTRATION OF PLAN 6

4.	STOCK AND UNITS SUBJECT TO THE PLAN 7

5.	PROVISIONS APPLICABLE TO STOCK OPTIONS 8

6.	PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS 11

7.	PROVISIONS APPLICABLE TO RESTRICTED STOCK 13

8.	PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS 15

9.	PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS 16

10.	OTHER EQUITY-BASED AWARDS 17

11.	PERFORMANCE GOALS 17

12.	TAX WITHHOLDING 19

13.	REGULATIONS AND APPROVALS 20

14.	INTERPRETATION AND AMENDMENTS; OTHER RULES 21

15.	CHANGES IN CAPITAL STRUCTURE 22

16.	MISCELLANEOUS 24

EQUITY LIFESTYLE PROPERTIES, INC.
2014 EQUITY INCENTIVE PLAN
Equity LifeStyle Properties, Inc., a Maryland corporation, wishes to attract and retain qualified key employees, directors, officers, advisors, consultants and other personnel and encourage them to increase their efforts to make the Company's business more successful whether directly or through its Subsidiaries or other affiliates. In furtherance thereof, the Equity LifeStyle Properties, Inc. 2014 Equity Incentive Plan is designed to provide equity-based incentives to certain Eligible Persons. Awards under the Plan may be made to Eligible Persons in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or other forms of equity-based compensation.

1.	DEFINITIONS
Whenever used herein, the following terms shall have the meanings set forth below:
"1992 Plan" means the Manufactured Home Communities, Inc. 1992 Stock Option and Stock Award Plan, as amended and restated effective March 31, 2001.
"Award" except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and other equity-based Awards as contemplated herein.
"Award Agreement" means a written agreement in a form approved by the Committee to be entered into between the Company and the Participant as provided in Section 3.
"Board" means the Board of Directors of the Company.
"Cause" means, unless otherwise provided in the Participant's Award Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant's employment agreement (if any) with the Company, its Subsidiaries, or any affiliate thereof; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) any illegal act detrimental to the Company, its Subsidiaries, or any affiliate thereof; or (viii) repeated failure to devote substantially all of the Participant's business time and efforts to the Company, its Subsidiaries or any affiliate thereof if required by the Participant's employment agreement; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, "Cause" shall at that time have such meaning as may be specified in such employment agreement.
"Change in Control" shall mean the happening of any of the following:

(a)
any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any director, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, either in a single transaction or in a series of transactions, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company's then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

(b)
any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, Shares representing in the aggregate 75% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the combined voting power of the securities of the Company immediately prior to such consolidation or merger; or

(c)
there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale, lease, exchange or other transfer by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by "persons" (as defined above) in substantially the same proportion as their ownership of the Company's combined voting power immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(d)
the members of the Board at the beginning of any consecutive 24-calendar-month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company's stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director, but any such director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Directors shall not be deemed to be an Incumbent Director.

"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the Compensation, Nominating and Corporate Governance Committee of the Board.
"Common Stock" means the shares of stock of the Company which are Common Stock, par value $.01 per share, either currently existing or authorized hereafter.
"Company" means the Equity LifeStyle Properties, Inc., a Maryland corporation.
"Covered 162(m) Employee" means an employee who is a "covered employee" within the meaning of Section 162(m) of the Code.

"Disability" means, unless otherwise provided by the Committee in the Participant's Award Agreement, a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive days.
"Dividend Equivalent Right" means a right awarded under Section 9 of the Plan to receive (or have credited) the equivalent value of dividends paid on Common Stock.
"Effective Date" means the date described in Section 2.
"Eligible Person" means a key employee, director, officer, advisor, consultant or other full or part-time personnel of the Company and its Subsidiaries or other person expected to provide significant services to the Company or its Subsidiaries. The Committee may provide that employees of the Company's affiliates may be Eligible Persons, and may make such arrangements with the foregoing entities as it may consider appropriate, in light of tax and other considerations, in the case of grants directly or indirectly to such employees.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Exercise Price" means the price per Share, determined by the Board or the Committee, at which an Option or Stock Appreciation Right, as applicable, may be exercised, which shall not be less than 100% of the Fair Market Value of a Share on the day the Option or Stock Appreciation Right, as applicable, is granted.
"Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Shares on the exchange for the last preceding date on which there was a sale of Shares on such exchange, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations when the Shares have not been traded for 10 trading days.
"Grantee" means an Eligible Person granted Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or such other equity-based Awards as may be granted pursuant to Section 10, or the Successors of the Grantee, as the context so requires.
"Incentive Stock Option" means an "incentive stock option" within the meaning of Section 422(b) of the Code.
"Non-Qualified Stock Option" means an Option which is not an Incentive Stock Option.
"Option" means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.
"Optionee" means an Eligible Person to whom an Option or Stock Appreciation Right is granted, or the Successors of the Optionee, as the context so requires.
"Participant" means a Grantee or Optionee.

"Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals that will apply to a Qualified Performance-Based Award for a Participant for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to one or more of the following: total stockholder return; growth in funds from operations (as defined by the National Association of Real Estate Investment Trusts, from time to time), revenues, net income, Common Stock price and/or earnings per Share; dividend growth; return on assets, net assets and/or capital; return on stockholders' equity; debt/equity ratio; working capital; the Company's financial performance versus its peers; economic value added; acquisitions; expense reductions; and adherence to strategic plan.
"Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purposes of determining a Participant's right to and the payment of a performance-based Award.
"Performance Goals" means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle, which (i) must be based upon the Performance Criteria for any Qualified Performance-Based Award, and (ii) may be based on the Performance Criteria or any other performance objectives, as determined by the Committee, for Awards that are not Qualified Performance-Based Awards.
"Plan" means the Company's 2014 Equity Incentive Plan, as set forth herein and as the same may from time to time be amended.
"Qualified Performance-Based Award" has the meaning set forth in Section 11.2 of the Plan.
"Restricted Stock" means an award of Shares that is subject to restrictions hereunder.
"Restricted Stock Unit" means a right, pursuant to the Plan, of the Grantee to payment of the Restricted Stock Unit Value.
"Restricted Stock Unit Value," per Restricted Stock Unit, means the Fair Market Value of the underlying Shares, or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.
"Restricted Stock Unit Vesting Date" means the date determined under Section 8.4(c).
"Retirement" means, unless otherwise provided by the Committee in the Participant's Award Agreement, the Termination of Service (other than for Cause) of a Participant on or after the Participant's attainment of age 65 or on or after the Participant's attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries or its affiliates.
"Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
"Securities Act" means the Securities Act of 1933, as amended.
"Settlement Date" means the date determined under Section 8.4(c).
"Share" means a share of Common Stock of the Company.

"Specified Employee" has the meaning ascribed thereto in Section 409A, provided, however, that, as permitted in such final regulations, the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
"Stock Appreciation Right" means an Award, pursuant to the Plan, entitling the Optionee to receive for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a combination of Shares and cash, or, in the discretion of the Committee, either in Shares or in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Stock Appreciation Right is being exercised over the aggregate Exercise Price, as determined as of the day the Stock Appreciation Right is exercised.
"Subsidiary" means any corporation (other than the Company) that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a "parent corporation" with respect to the Company under Section 424(e) of the Code.
"Successor" means the legal representative of the estate of a deceased Optionee or Grantee or the person or persons who shall acquire the rights to an Award, by bequest or inheritance or by reason of the death of the Optionee or Grantee.
"Termination of Service" means a Participant's termination of employment or other service, as applicable, with the Company and its Subsidiaries or affiliates.

2.	EFFECTIVE DATE AND TERMINATION OF PLAN
The effective date (the "Effective Date") of the Plan is the date on which it is approved by the requisite percentage of the holders of the Common Stock of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the Effective Date; provided, however, that the Board may at any time prior to that date terminate the Plan. Outstanding grants under the 1992 Plan granted prior to the expiration of the 1992 Plan shall continue in effect according to their terms (subject to such amendments as the Committee may determine consistent with the 1992 Plan).

3.	ADMINISTRATION OF PLAN
3.1    The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a "nonemployee director" as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission ("Rule 16b-3") under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as "outside directors" for purposes of Section 162(m) of the Code; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the other foregoing provisions of this Section 3.1, any Award under the Plan to a person who is a member of the Board and is not an employee of the Company shall be made and administered by the Board. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.
3.2    Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements or otherwise (i) authorize the granting of Awards to Eligible Persons; (ii) determine the eligibility of Eligible Persons to receive an Award; (iii) determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Persons, the nature and value to the Company of the Eligible Person's present and potential contribution to the success of the Company whether directly or through its Subsidiaries and/or such other factors as the Committee may deem relevant; (iv) approve the form of Award Agreement; (v) determine the terms applicable to each Award, which may differ among individual Awards and Participants; (vi) accelerate at any time the exercisability or vesting of all or any portion of any Award; (vii) subject to the provisions of Section 5.3(a) or 6.3(a), as applicable, extend at any time the period in which Options or Stock Appreciation Rights may be exercised; (viii) determine the extent to which the transferability of Shares issued or transferred pursuant to an Award is restricted; (ix) interpret the terms and provisions of the Plan and any Award; (x) make all determinations it deems advisable for the administration of the Plan; (xi) decide all disputes arising in connection with the Plan; and (xii) otherwise supervise the administration of the Plan.
3.3    The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any affiliate thereof to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under governing state law. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

4.	STOCK AND UNITS SUBJECT TO THE PLAN
4.1    If this Plan is approved, 3,750,000 Shares will become available for future grants under this Plan, subject to adjustments as provided in Section 15. Shares distributed under the Plan shall be authorized but unissued Shares.
4.2    Any Shares that have been granted as Restricted Stock or that have been reserved for distribution in payment for Options, Stock Appreciation Rights, Restricted Stock Units or other equity-based Awards will be subtracted from the Plan Stock reserve as of the date of grant, but may be added back to such reserve in accordance with this Section 4.2:
(a)    Any Shares with respect to Awards that are later cancelled, expire, are forfeited or lapse for any reason will again be made the subject of Awards under the Plan.
(b)    If any Restricted Stock Units, Dividend Equivalent Rights or other equity-based Awards under Section 10 are paid in cash (other than Stock Appreciation Rights), then the underlying Shares will again be made the subject of Awards under the Plan.

(c)    Awards granted in substitution, assumption, continuation or adjustment of outstanding Awards pursuant to Section 15 will not count against the number of Shares remaining available for issuance under the Plan.
(d)    Subject to applicable law, stock exchange rules and plan provisions, shares available under a stockholder-approved plan of an entity acquired by the Company (as adjusted) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company immediately before such acquisition and will not count against the number of Shares remaining available for issuance under the Plan.
4.3    The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

5.	PROVISIONS APPLICABLE TO STOCK OPTIONS
5.1    Grant of Option. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Options intended to be Incentive Stock Options, or to grant Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option); provided that Incentive Stock Options may only be granted to employees of the Company or its Subsidiaries; (iii) determine the time or times when and the manner and conditions on which each Option shall be exercisable and the duration of the exercise period; (iv) accelerate at any time the exercisability or vesting of all or any portion of any Option pursuant to the Award Agreement at the time of grant or thereafter; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.
5.2    Exercise Price. The Exercise Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement (as the same may be amended from time to time) and shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Subject to the foregoing, any particular Award Agreement may provide for different Exercise Prices for specified amounts of Shares subject to the Option. In no event may the Committee grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company or cancel an outstanding Option in exchange for cash or other Awards (other than cash or other Awards with a value equal to the excess of the Fair Market Value of the Shares subject to such Option at the time of cancellation over the Exercise Price for such Shares), or amend outstanding Options (including amendments to adjust the Exercise Price) unless such replacement, cancelation or adjustment (i) is subject to and approved by the Company's stockholders or (ii) would not be deemed to be a repricing under the rules of the New York Stock Exchange.
5.3    Period of Option and Vesting.
(a)    Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or on such other date (which may be earlier, but not later) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder, under the Award Agreement at the time of grant, or as determined thereafter by the Committee.

(b)    Each Option, to the extent that the Optionee has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, which may include Performance Goals. Unless otherwise provided in the Award Agreement at the time of grant or as determined thereafter by the Committee, no Option (or portion thereof) shall ever be exercisable if the Optionee has a Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 5.3(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee's Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.
5.4    Exercisability Upon and After Termination of Service of Optionee.
(a)    Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service other than by the Company or its Subsidiaries for Cause, or other than by reason of death, Retirement or Disability, no exercise of an Option may occur after the expiration of the three-month period immediately following the Termination of Service, or if earlier, the expiration of the term of the Option as provided under Section 5.3(a); provided that, if the Optionee should die after the Termination of Service but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3(a).
(b)    Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service on account of death or Disability or Retirement, the Option (if and to the extent otherwise exercisable by the Optionee at the time of the Termination of Service) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3.
(c)    Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, if the Optionee has a Termination of Service by the Company for Cause, the Optionee's Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.
(d)    Any Option that is not exercisable at the time of the Termination of Service or is not exercised within the applicable time periods described in this Section 5.4 shall cease to be exercisable and shall be forfeited forthwith.
5.5    Exercise of Options.
(a)    Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised in whole or in part, and payment in full of the Exercise Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

(b)    Without limiting the scope of the Committee's discretion hereunder, the Committee may impose such other restrictions on the exercise of Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.
5.6    Payment.
(a)    The Exercise Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:
(i)    Cash, a certified or bank cashier's check, or wire transfer;
(ii)    if approved by the Committee in its discretion, shares of previously owned Common Stock, which are not then subject to restrictions under the Plan or the 1992 Plan, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price;
(iii)    if approved by the Committee in its discretion, by a "net exercise" arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued; provided further, however, that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that Shares are used to pay the Exercise Price pursuant to the "net exercise"; or
(iv)    by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.
(b)    The Committee may provide that no Option may be exercised with respect to any fractional Share. Any fractional Shares resulting from an Optionee's exercise that is accepted by the Company shall in the discretion of the Committee be paid in cash.
5.7    Exercise for Cash. The Committee, in its discretion, may also permit the Optionee to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Committee, either in Shares or in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Exercise Price, as determined as of the day the Option is exercised.
5.8    Exercise by Successors. An Option may be exercised, and payment in full of the aggregate Exercise Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Exercise Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Committee, if and as applicable.
5.9    Nontransferability of Option. Each Option granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable.

5.10    Certain Incentive Stock Option Provisions.
(a)    No more than 1,000,000 Shares can be issued under the Plan as Incentive Stock Options.
(b)    The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Optionee may be awarded Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.
(c)    If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.
(d)    The Exercise Price with respect to each Incentive Stock Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), of the Fair Market Value of the underlying Shares on the day the Option is granted. In the case of an individual described in Section 422(b)(6) of the Code who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant.

6.	PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS
6.1    Grant of Stock Appreciation Rights. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom Stock Appreciation Rights are to be granted and the number of Shares subject to such Stock Appreciation Rights for each Eligible Person; (ii) determine the time or times when and the manner and conditions on which each Stock Appreciation Right shall be exercisable and the duration of the exercise period; (iii) accelerate at any time the exercisability or vesting of all or any portion of any Stock Appreciation Right pursuant to the Award Agreement at the time of grant or thereafter; and (iv) determine or impose other conditions to the grant or exercise of Stock Appreciation Rights under the Plan as it may deem appropriate. Stock Appreciation Rights may be granted by the Committee independently of any Option granted pursuant to Section 5 of the Plan.
6.2    Exercise Price of Stock Appreciation Rights. The Exercise Price shall be determined by the Committee on the date the Stock Appreciation Right is granted and reflected in the Award Agreement (as the same may be amended from time to time) and shall not be less than 100% of the Fair Market Value of the underlying Shares on the day the Stock Appreciation Right is granted. Subject to the foregoing, any particular Award Agreement may provide for different Exercise Prices for specified amounts of Shares subject to the Stock Appreciation Right. Except as provided in Section 15, (i) the Exercise Price of an outstanding Stock Appreciation Right may not be reduced, directly or indirectly by cancelation, regrant or otherwise, without stockholder approval, and (ii) an outstanding Option with an Exercise Price in excess of the then Fair Market Value may not be cancelled for consideration payable in cash or equity securities of the Company without stockholder approval.

6.3    Period of Stock Appreciation Right and Vesting.
(e)    Unless earlier expired, forfeited or otherwise terminated, each Stock Appreciation Right shall expire in its entirety upon the 10th anniversary of the date of grant or on such other date (which may be earlier, but not later) as is set forth in the applicable Award Agreement at the time of grant or as determined thereafter by the Committee. The Stock Appreciation Right shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder, under the Award Agreement at the time of grant, or as determined thereafter by the Committee.
(f)    Each Stock Appreciation Right, to the extent that the Optionee has not had a Termination of Service and the Stock Appreciation Right has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, which may include Performance Goals. Unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, no Stock Appreciation Right (or portion thereof) shall ever be exercisable if the Optionee has a Termination of Service before the time at which such Stock Appreciation Right (or portion thereof) would otherwise have become exercisable, and any Stock Appreciation Right that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 6.4(b), Stock Appreciation Rights exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee's Stock Appreciation Right, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.
6.4    Exercisability of Stock Appreciation Rights Upon and After Termination of Service of Optionee.
(c)    Subject to provisions set forth in the Award Agreement at the time of grant or as determined thereafter by the Committee, in the event the Optionee has a Termination of Service other than by the Company or its Subsidiaries for Cause, no exercise of a Stock Appreciation Right may occur after the expiration of the three-month period immediately following the termination, or if earlier, the expiration of the term of the Stock Appreciation Right as provided under Section 6.3(a).
(d)    Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement at the time of grant or determined thereafter by the Committee, if the Optionee has a Termination of Service by the Company for Cause, the Optionee's Stock Appreciation Rights, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.
(e)    Any Stock Appreciation Right that is not exercisable at the time of the Termination of Service or is not exercised within the applicable time periods described in this Section 6.4 shall cease to be exercisable and shall be forfeited forthwith.
6.5    Exercise of Stock Appreciation Rights. Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, a Stock Appreciation Right may be exercised in whole or in part by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares underlying the Stock Appreciation Right that will be exercised.

6.6    Exercise by Successors. A Stock Appreciation Right may be exercised by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.
6.7    Nontransferability of Stock Appreciation Right. Each Stock Appreciation Right granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability does not result in accelerated U.S. federal income taxation, and is otherwise appropriate and desirable.

7.	PROVISIONS APPLICABLE TO RESTRICTED STOCK
7.1    Grant of Restricted Stock.
(c)    In connection with the grant of Restricted Stock, whether or not Performance Goals apply thereto, the Committee shall establish one or more vesting periods with respect to the Restricted Stock granted, the length of which shall be determined in the discretion of the Committee. Subject to the provisions of this Section 7, the applicable Award Agreement, the other provisions of the Plan and achievement of Performance Goals (if applicable), restrictions on Restricted Stock shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period.
(d)    Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to Eligible Persons; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company, provided that no Shares shall be issued for consideration which is less than is required by any state law applicable); (iii) determine the restrictions applicable to Restricted Stock; (iv) accelerate at any time vesting of all or any portion of any Restricted Stock pursuant to the Award Agreement at the time of grant or thereafter; and (v) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Stock under the Plan as it may deem appropriate.
7.2    Certificates.
(g)    Unless otherwise provided by the Committee, each Grantee of Restricted Stock shall be issued a share certificate in respect of Restricted Stock awarded under the Plan. Each such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 4.4, the certificates for Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE EQUITY LIFESTYLE PROPERTIES, INC. 2014 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND EQUITY LIFESTYLE PROPERTIES, INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF EQUITY LIFESTYLE PROPERTIES, INC., AT TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS  60606.

(h)    The Committee shall require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions hereunder shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered to the Company a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 7.3 (and the stock power shall be so delivered or shall be discarded).
7.3    Restrictions and Conditions. Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
(f)    Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the Award Agreements and clause (c) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Shares shall only lapse as to whole Shares.
(g)    Except as provided in the foregoing clause (a), below in this clause (b), or in Section 15, or otherwise provided in the Award Agreement, the Grantee shall have, in respect of the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends. Certificates for Shares (not subject to restrictions hereunder) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Stock.
(h)    Except if otherwise provided in the applicable Award Agreement at the time of grant or as determined thereafter by the Committee, if the Grantee has a Termination of Service for any reason, during the applicable period of forfeiture, then (i) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (ii) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount equal to the lesser of (x) the amount paid by the Grantee (if any) for such forfeited Restricted Stock as contemplated by Section 7.1, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

8.	PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS
8.1    Grant of Restricted Stock Units. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock Units to Eligible Persons; (ii) accelerate at any time vesting of all or any portion of any Restricted Stock Unit pursuant to the Award Agreement at the time of grant or thereafter; and (iii) determine or impose other conditions to the grant of Restricted Stock Units under the Plan as it may deem appropriate, including whether Performance Goals (as provided for under Section 11) apply thereto.
8.2    Term. The Committee may provide in an Award Agreement that any particular Restricted Stock Unit shall expire at the end of a specified term.
8.3    Vesting. Restricted Stock Units shall vest as provided in the applicable Award Agreement.

8.4    Settlement of Restricted Stock Units.
(a)    Each vested and outstanding Restricted Stock Unit shall be settled by the transfer to the Grantee of one Share; provided that, at the time of grant or thereafter, the Committee may provide that a Restricted Stock Unit may be settled in (i) cash at the applicable Restricted Stock Unit Value, or (ii) cash or by transfer of Shares as elected by the Company.
(b)    Restricted Stock Units shall be settled with a single payment or transfer by the Company on the Settlement Date.
(c)    Unless otherwise provided in the applicable Award Agreement, the "Settlement Date" with respect to a Restricted Stock Unit is as soon as practicable after (but not later than the first day of the month to follow) the Restricted Stock Unit Vesting Date. The "Restricted Stock Unit Vesting Date" is the date on which the Restricted Stock Unit vests.
8.5    Other Restricted Stock Unit Provisions.
(a)    Rights to payments with respect to Restricted Stock Units granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.
(b)    A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee's death, payments hereunder shall be made to the Grantee's estate.
(c)    Notwithstanding any other provision of this Section 8, any fractional Restricted Stock Unit will be paid out in cash at the Restricted Stock Unit Value as of the Restricted Stock Unit Vesting Date.
(d)    No Restricted Stock Unit shall be construed to give any Grantee any rights with respect to Stock or any ownership interest in the Company. Except as may be provided in accordance with Section 9, no provision of the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative or other similar rights with respect to any Restricted Stock Unit.

9.	PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS
9.1    Grant of Dividend Equivalent Rights. Subject to the other terms of the Plan, the Committee may, in its discretion, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date a Dividend Equivalent Right is granted, and the date such a Dividend Equivalent Right vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. With respect to Dividend Equivalent Rights granted with respect to Options or Stock Appreciation Rights, such Dividend Equivalent Rights shall be payable regardless of whether such Option or Stock Appreciation Right, as applicable, is exercised. If a Dividend Equivalent Right is granted in respect of another Award hereunder, then, unless otherwise stated in the Award Agreement, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.

9.2    Certain Terms.
(c)    The term of a Dividend Equivalent Right shall be set by the Committee in its discretion.
(d)    Unless otherwise determined by the Committee, a Dividend Equivalent Right is payable only before the Participant has a Termination of Service.
(e)    Payment of the amount determined in accordance with Section 9.1 shall be in cash, in Common Stock or a combination of the both, as determined by the Committee.
(f)    The Committee may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.
(g)    A Dividend Equivalent Right granted with respect to a Qualified Performance-Based Award may not be payable unless and until the Performance Goals have been achieved.
9.3    Other Types of Dividend Equivalent Rights. The Committee may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 9 may be granted to Participants. For example, and without limitation, the Committee may grant a dividend equivalent right with respect to a Restricted Stock Unit, which right would consist of the right to receive a cash payment in an amount equal to the dividend distributions paid on Shares from time to time.

10.	OTHER EQUITY-BASED AWARDS
The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine.

11.	PERFORMANCE GOALS
11.1    The Committee, in its discretion, (i) may establish one or more Performance Goals as a precondition to the issuance or vesting of Awards, and (ii) may provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. Except with respect to Qualified Performance-Based Awards, the Committee may determine that satisfaction of the Performance Goals will be in its discretion.
11.2    Performance-Based Awards to Covered 162(m) Employees.
(e)    In the case of any grant to a Covered 162(m) Employee intended to qualify as performance-based compensation under Section 162(m) of the Code (including, for these purposes, grants constituting performance-based compensation, as determined without regard to certain stockholder approval and disclosure requirements by virtue of an applicable transition rule) (a "Qualified Performance-Based Award"), the Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle and this Plan shall be interpreted and operated consistent with that intention. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or Participant.
(f)    The Committee may designate any Award as a Qualified Performance-Based Award upon grant, in each case based upon a determination that (i) the Grantee is or may be a Covered 162(m) Employee with respect to such Award, and (ii) the Committee wishes such Award to qualify as performance-

based compensation under Section 162(m) of the Code. The provisions of this Section 11.2 shall apply to all such Qualified Performance-Based Awards, notwithstanding any other provision of this Plan other than Section 15. Notwithstanding anything contained in this Section 11.2 to the contrary, Options and Stock Appreciation Rights need not satisfy the specific Performance Criteria described in this Section 11.2 in order to qualify as performance-based compensation under Section 162(m) of the Code.
(g)    Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, which shall be based upon the Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Grantee, and (ii) the provisions of Section 15 shall apply notwithstanding this sentence.
(h)    The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of a Participant (i) in the event of, or in anticipation of, a Change in Control or any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(i)    With respect to each Qualified Performance-Based Award, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Qualified Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Qualified Performance-Based Awards to different Covered 162(m) Employees.
(j)    Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Qualified Performance-Based Award earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered 162(m) Employee's Qualified Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Qualified Performance-Based Award for a Covered 162(m) Employee if, in its sole judgment, such reduction or elimination is appropriate.
(k)    The maximum number of Shares payable to any one Covered 162(m) Employee under the Plan each year is 500,000 Shares (subject to adjustment as provided in Section 15 hereof) or $5,000,000 in the case of Awards settled in cash.

12.	TAX WITHHOLDING
12.1    In General. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or Stock Appreciation Right, (ii) the lapsing of any restrictions applicable to any Restricted Stock, (iii) the receipt of a distribution in respect of Restricted Stock Units or Dividend Equivalent Rights or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).
12.2    Share Withholding.
(a)    Upon exercise of an Option or Stock Appreciation Right, the Optionee may, if permitted in the Award Agreement or approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the minimum required employer withholding liability for such withholding taxes. In the event that the Committee permits, and the Optionee makes, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option or Stock Appreciation Right does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.
(b)    Upon lapsing of restrictions on Restricted Stock (or other income-recognition event), the Grantee may, if permitted in the Award Agreement or approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for such withholding taxes. In the event that the Award Agreement or the Committee permits, and the Grantee makes, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of the lapsing of restrictions (or other income-recognition event) sufficient to satisfy the applicable withholding taxes.
(c)    Upon the making of a distribution in respect of Restricted Stock Units or Dividend Equivalent Rights, the Grantee may, if permitted in the Award Agreement or approved by the Committee in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for such withholding taxes. In the event that the Award Agreement or the Committee permits, and the Grantee makes, such an election, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of the distribution (or other income-recognition event) sufficient to satisfy the applicable withholding taxes.
(d)    Upon the occurrence of any other income-recognition event with respect to an Award granted under the Plan that occurs upon or concurrently with the issuance or vesting of, or lapsing of restrictions on, Common Stock, the Grantee may, if permitted in the Award Agreement or approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be issued, vested or released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the minimum required employer withholding liability for the withholding taxes. In the event that the Award Agreement or the Committee permits, and the Grantee makes, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of such income-recognition event sufficient to satisfy the applicable withholding taxes.
(e)    For purposes of determining the number of Shares to be withheld or delivered to satisfy the applicable minimum required employer withholding taxes pursuant to this Section 12.2 of the Plan, the Fair Market Value of the Shares shall be calculated in the same manner as the Shares are valued for purposes of determining the amount of withholding taxes due.

12.3    Withholding Required. Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Participant's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares or cash to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Dividend Equivalent Right or other Award shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option or Stock Appreciation Right, (ii) the lapsing of restrictions on the Restricted Stock (or other income-recognition event), (iii) distributions in respect of any Restricted Stock Unit or Dividend Equivalent Right or (iv) any other income-recognition event with respect an Award granted under the Plan.

13.	REGULATIONS AND APPROVALS
13.1    The obligation of the Company to issue or sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
13.2    The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.
13.3    Each grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units (or issuance of Shares in respect thereof) or Dividend Equivalent Rights (or issuance of Shares in respect thereof), or other Award under Section 10 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, other Awards or other Common Stock, no payment shall be made, or Restricted Stock Units or Shares issued or grant of Restricted Stock or other Award made or issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.
13.4    In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.
13.5    Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

14.	INTERPRETATION AND AMENDMENTS; OTHER RULES
The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Options, Stock Appreciation Rights, Restricted Stock Units or Common Stock (whether or not Restricted Stock) or Dividend Equivalent Rights shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. The Board may amend the Plan as it shall deem advisable, except that no amendment may materially and adversely affect a Participant with respect to an Award previously granted without such Participant's consent unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without stockholder approval in any case in which amendment in the absence of stockholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule. Except as provided in Section 15, (i) the Exercise Price of an outstanding Option or Stock Appreciation Right may not be reduced, directly or indirectly by cancelation, regrant or otherwise, without stockholder approval, (ii) an outstanding Option or Stock Appreciation Right with an Exercise Price in excess of the then Fair Market Value may not be cancelled for consideration payable in cash or equity securities of the Company without stockholder approval. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendment to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate, without the consent of the Participant, to (1) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (2) comply with the requirements of Section 409A.

15.	CHANGES IN CAPITAL STRUCTURE
15.1    If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or Common Stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:
(a)    the Committee shall appropriately adjust (i) the maximum aggregate number and kind of Shares or other securities which may be made subject to Awards under the Plan; (ii) the maximum number and kind of Shares or other securities that may be granted to an individual Participant under the Plan; and (iii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan; and
(b)    the Committee may take any such action as in its discretion shall be necessary to maintain each Participants' rights hereunder (including under their Award Agreements) with respect to

Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights (and, as appropriate, other Awards under Section 10), so that they are substantially proportionate to the rights existing in such Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights (and other Awards under Section 10) prior to such event, including, without limitation, adjustments in (i) the number of Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights (and other Awards under Section 10) granted, (ii) the number and kind of Shares or other property to be distributed in respect of Options, Stock Appreciation Rights. Restricted Stock Units and Dividend Equivalent Rights (and other Awards under Section 10 as applicable), (iii) the Exercise Price and Restricted Stock Unit Value, (iv) the repurchase price, if any, per Share subject to each outstanding Restricted Stock, (v) the per-person limits under the Plan, and (vi) Performance Goals established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (vi) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 15.1 had the event related to the Company.
To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Committee in its discretion.
15.2    If the Company shall be consolidated or merged with another corporation or other entity, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 7.3(a) may be required to deposit with the successor corporation the certificates, if any, for the Stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 7.2(b), and such shares, securities or other property shall become subject to the restrictions and requirements imposed by Section 7.3(a), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 7.2(a).
15.3    If a Change in Control shall occur, the Committee may, in its sole discretion, take one or more of the following actions with respect to all or some outstanding Awards:
(a)    Provide that all (or some) outstanding Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Change in Control shall (i) become fully or partially exercisable as of the effective time of the Change in Control or thereafter with respect to any time-based vesting conditions or restrictions; and/or (ii) become fully or partially exercisable as of the effective time of the Change in Control or thereafter with respect to any Performance Goals (A) at target levels, (B) based on actual performance achieved as of the Change in Control or thereafter, or (C) at the greater or lesser of target levels or actual performance achieved as of the Change in Control or thereafter, and, in the case of clauses (A), (B) and (C), either (x) based on the full Performance Cycle or (y) pro-rata based on the time that has elapsed in the applicable Performance Cycle as of the date of the Change in Control or thereafter;
(b)    Provide that all (or some) outstanding Awards (other than Options and Stock Appreciation Rights) shall (i) become fully or partially vested and nonforfeitable with respect to any time-based vesting conditions or restrictions as of the date of the Change in Control or thereafter; and/or (ii) become fully or partially vested and nonforfeitable with respect to any Performance Goals (A) at target levels, (B) based on actual performance achieved as of the Change in Control or thereafter, or (C) at the greater or lesser of target levels or actual performance achieved as of date of the Change in Control or thereafter, and, in the case of clauses (A), (B) and (C), either (x) based on the full Performance Cycle or (y) pro-rata based on the time that has elapsed in the applicable Performance Cycle as of the date of the Change in Control or thereafter;

(c)    Make or provide for a cash payment to the Optionee holding an Option or Stock Appreciation Right, in exchange for the cancellation thereof, in an amount equal to the difference, if any, between (A) the consideration received by the stockholders of the Company in connection with the Change in Control multiplied by the number of Shares subject to such Option or Stock Appreciation Right (to the extent then exercisable (after taking into account any acceleration under this Section 15 or the applicable Award Agreement) and (B) the aggregate Exercise Price for the Stock that would be issued pursuant to the exercise of such Option or Stock Appreciation Right;
(d)    Permit the Optionee, within a specified period of time prior to the consummation of the Change in Control, as determined by the Committee, to exercise such Option or Stock Appreciation Right as of, and subject to, the consummation of such Change in Control (to the extent such Option or Stock Appreciation Right would be exercisable as of the consummation of such Change in Control (after taking into account any acceleration under this Section 15 or the applicable Award Agreement);
(e)    Provide for the assumption or continuation of an outstanding Award by a successor entity;
(f)    Provide for the substitution of outstanding Awards with new Awards of a successor entity or parent thereof, with appropriate adjustment as to the number and kind of Shares or other securities and, if appropriate, the applicable Exercise Price; or
(g)    Make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control, provided that the Committee determines that such adjustments do not have a material and adverse economic impact on the Participant as determined at the time of the adjustments.
15.4    Any adjustment made pursuant to this Section 15 applicable to Qualified Performance-Based Awards shall be consistent with the requirements of Section 162(m) of the Code (unless the Committee determines that such Qualified Performance-Based Award shall not longer be qualified performance-based compensation for purposes of Section 162(m) of the Code).
15.5    The judgment of the Committee with respect to any matter referred to in this Section 15 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

16.	MISCELLANEOUS
16.1    No Rights to Employment or Other Service. Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the individual's employment or other service at any time. Any Option granted under the Plan shall not confer upon the Optionee any right as a stockholder of the Company prior to the issuance of Shares pursuant to the exercise thereof. No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a stockholder of record with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares have been issued and delivered.
16.2    Right of First Refusal; Right of Repurchase. At the time of grant, the Committee may provide in connection with any grant made under the Plan that Shares received hereunder shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such Shares in the event of a prospective sale of the Shares, subject to such terms and conditions as the Committee may specify at the time of grant or (if permitted by the Award Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares at a price determined by, or under a formula set by, the Committee at the time of grant or (if permitted by the Award Agreement) thereafter.
16.3    No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries or any other person or entity, on the other. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
16.4    No Fund Created. Any and all payments hereunder to any Participant under the Plan shall be made from the general funds of the Company (or, if applicable, the fund of a Subsidiary or affiliate), no special or separate fund shall be established or other segregation of assets made to assure such issuances and payments, and the Restricted Stock Units and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company. (If any Subsidiary or affiliate of the Company is or is made responsible with respect to any Awards, the foregoing sentence shall apply with respect to such Subsidiary or affiliate.) Without limiting the foregoing, Restricted Stock Units and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee's right in the Restricted Stock Units and any such other devices is limited to the right to receive payment, if any, as may herein be provided.
16.5    Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 16.5.
16.6    Exculpation and Indemnification. No member of the Board or the Committee shall be liable for any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, including any exercise of discretion, except to the extent required by law. The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law.
16.7    Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

16.8    Governing Law. THE PLAN AND ALL AWARD AGREEMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.
16.9    Section 409A.
(a)    Awards granted under the Plan are intended to be exempt from Section 409A. To the extent that the Plan or any Award is not exempt from the requirements of Section 409A, the Plan or such Award is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.
(b)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or instalment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant's Disability or Termination of Service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or Termination of Service meet the description or definition of "change in control event", "disability" or "separation from service", as applicable, in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or Termination of Service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or Termination of Service, as applicable.
(c)    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Committee shall determine which Awards or portions thereof will be subject to such exemptions.
(d)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant's Termination of Service during a period in which the Participant is a Specified Employee, then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j) (4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's Termination of Service will be accumulated through and paid or provided on the first day of the seventh month following the Participant's Termination of Service (or, if the Participant dies during such period, within 30 days after the Participant's death); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of such delay period.
(e)    If, pursuant to an Award, a Participant is entitled to a series of instalment payments, such Participant's right to the "series of instalment payments" (as described in Treas. Reg. Section 1.409A-2(b)(2)(iii)) shall be treated as a right to a series of separate payments and not to a single payment.

16.10    Severability. If any provision of this Plan is held to be illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining portions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan. Such an illegal or invalid provision shall be replaced by a revised provision that most nearly comports to the substance of the illegal or invalid provision. If any of the terms or provisions of this Plan or any Award Agreement conflict with the requirements of all applicable laws and regulations, those conflicting terms or provisions shall be deemed inoperative to the extent they conflict with any applicable laws or regulations.
16.11    Transferability. Each Award granted under the Plan shall be nontransferable by the Grantee except by will or the laws of descent and distribution of the State wherein the Grantee or Optionee is domiciled at the time of his death; provided, however, that the Committee may permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, and (ii) is otherwise appropriate and desirable.
16.12    Trading Restrictions. All Shares issuable under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Committee may place legends on any share certificate or issue instructions to the transfer agent to reference restrictions applicable to the Shares.
16.13    Clawback. Notwithstanding any provisions in this Plan or any Award Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Company, amounts paid or payable or Share issued or issuable pursuant to this Plan or any Award Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture of Awards and/or repayment of amounts paid or payable and Shares issued or issuable pursuant to this Plan or any Award Agreement.
16.14    Other Benefits. No payment or benefit under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or its Subsidiaries or other affiliates unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.15    Authority of the Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to assume, continue or substitute awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to a Subsidiary or affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

0

EQUITY LIFESTYLE PROPERTIES, INC.

TWO NORTH RIVERSIDE PLAZA, SUITE 800, CHICAGO, ILLINOIS 60606
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company"), hereby appoints SAMUEL ZELL and MARGUERITE NADER, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 13, 2014, at 9:00 a.m. Central time (the "Meeting"), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. **If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director, "for" Proposals 2, 3, 4 and 5, and "against" Proposal 6, and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.**

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

EQUITY LIFESTYLE PROPERTIES, INC.

May 13, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26115

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 and 5, and "AGAINST" PROPOSAL 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary).

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Philip Calian
- ○ David Contis
- ○ Thomas Dobrowski
- ○ Thomas Heneghan
- ○ Marguerite Nader
- ○ Sheli Rosenberg
- ○ Howard Walker
- ○ Gary Waterman
- ○ William Young
- ○ Samuel Zell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2014.	☐	☐	☐
3. Approval of our executive compensation as disclosed in the Proxy Statement.	☐	☐	☐
4. Ratification of certain restricted stock grants previously made to certain directors, executive officers and a consultant as disclosed in the Proxy Statement.	☐	☐	☐
5. Approval of our 2014 Equity Incentive Plan.	☐	☐	☐
6. Stockholder proposal regarding report on political contributions.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.